Exhibit 4.4

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of October 30, 2008
among
PENSKE AUTOMOTIVE GROUP, INC.,
VARIOUS FINANCIAL INSTITUTIONS
and
DCFS USA LLC
as Agent

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SCHEDULES

SCHEDULE 2.1	Lenders and Pro Rata Shares
SCHEDULE 8.6	Litigation and Contingent Liabilities
SCHEDULE 8.8	Subsidiaries
SCHEDULE 8.15	Insurance
SCHEDULE 9.7	Permitted Existing Debt
SCHEDULE 9.8	Permitted Existing Liens
SCHEDULE 9.17	Permitted Restrictions
SCHEDULE 9.19	Investments
SCHEDULE 13.3	Addresses for Notices
EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 9.1.3)
EXHIBIT C	Guaranty (Section 1.1)
EXHIBIT D	Security Agreement (Section 1.1)
EXHIBIT E	Pledge Agreement (Section 1.1)
EXHIBIT F	Form of Solvency Certificate (Section 10.1.8)
EXHIBIT G	Form of Assignment Agreement (Section 13.9.1)
EXHIBIT H	Form of Reaffirmation of Loan Documents (Section 10.1.5)
EXHIBIT I	Subordination Terms (Section 1.1)
EXHIBIT J	Form of L/C Application (Section 1.1)
EXHIBIT K	Form of Borrowing Base Certificate (Section 9.1.8)
EXHIBIT L	Intercreditor Agreement (Section 1.1)
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THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 30, 2008 (this “Agreement”) is entered into among PENSKE AUTOMOTIVE GROUP, INC. (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and DCFS USA LLC (in its individual capacity, “DCFS”), as agent for the Lenders.
WHEREAS, the Company and DCFS are parties to a Second Amended and Restated Credit Agreement, dated as of September 8, 2004 (as amended or otherwise modified from time to time prior to the date hereof, the “Existing Agreement”);
WHEREAS, the Company and the Lenders desire to amend and restate the Existing Agreement; it being the intention of the Company, the Agent and the Lenders that this Agreement and the execution and delivery of any substituted promissory notes not effect a novation of the obligations of the Company and the Lenders under the Existing Agreement but merely a restatement and, where applicable, substitution of the terms governing and evidencing such obligations hereafter; and
WHEREAS, the Company and the Lenders have agreed that on the Effective Date (as defined below) the Existing Agreement shall be amended and restated and the outstanding loans and letters of credit under the Existing Agreement shall be deemed to be Loans and Letters of Credit hereunder;
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS.
1.1 Definitions. When used herein the following terms shall have the following meanings:
Account Receivable means, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.
Acquisition means an acquisition by the Company or any Subsidiary of all or substantially all the assets of a business unit or a controlling interest in the Capital Stock or other ownership interests of an Automotive Investment, whether through a purchase, merger, consolidation or otherwise.
Acquisition Capital Expenditure means any Capital Expenditure that is comprised of the purchase price paid to the seller in connection with any Acquisition permitted under this Agreement.

Acquisition Cost means, as of any date, (x) with respect to any New Motor Vehicle, the wholesale purchase price charged by the Manufacturer thereof as reflected in the invoice in respect of such New Motor Vehicle issued by such Manufacturer to the Company, the applicable Subsidiary or any other licensed automobile dealer from which such New Motor Vehicle was purchased by the Company or the applicable Subsidiary less any related deductions set forth on such invoice, and (y) with respect to any Used Motor Vehicle and/or Auction Motor Vehicle the price paid by the Company or its applicable Subsidiary to purchase such Used Motor Vehicle or Auction Motor Vehicle, provided that, in the case of this clause (y), in the event the Agent reasonably concludes that the Acquisition Cost of a Used Motor Vehicle or Auction Motor Vehicle exceeds its fair market value, the Agent may make market value adjustments to the Acquisition Cost of a Used Motor Vehicle or Auction Motor Vehicle based upon the latest publication of the N.A.D.A. Official Used Car Guide, as long as such publication has been released within the past three months and, if not, such other objective criteria as the Company and the Required Lenders may agree from time to time.
Affiliate of any Person means (i) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
Agent means DCFS in its capacity as agent for the Lenders hereunder and any successor thereto in such capacity.
Agreement — see the Preamble.
Anniversary Date means each anniversary of the Effective Date.
Approved Swap Document — see Section 9.8(i).
Approved Swap Lien — see Section 9.8(i).
Assignee — see Section 13.9.1.
Assignment Agreement — see Section 13.9.1.
Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.
Auction Motor Vehicles means Motor Vehicles purchased at Manufacturer- or Floor Plan Financing Provider-sponsored dealer-only closed auctions.
Automotive Investment means a business that operates a dealership or dealerships for the retail sales of new and/or used vehicles, a vehicle distributorship and/or other automotive transportation related businesses or other businesses ancillary to the operation of such businesses.

Base LIBO Rate — see definition of “Interest Rate.”
Borrowing Base means, at any time, the sum of the following: (a) an amount equal to 100% of the sum of (i) all cash on deposit at such time in deposit accounts of the Company and its Domestic Subsidiaries in which the Agent has a perfected first priority security interest pursuant to a Control Agreement, (ii) the amount at such time requested to be funded to the Company and its Domestic Subsidiaries in respect of retail installment contracts with respect to, and retail leases of, Motor Vehicles where the underlying contracts and leases have been submitted in the ordinary course of business to a third party purchaser that is a financial institution and that is not a Restricted Affiliate for which purchase the Company and its Domestic Subsidiaries have not yet been paid plus all other amounts owing at such time to the Company and its Domestic Subsidiaries from purchasers or lessees of such Motor Vehicles in respect of such purchases or leases and (iii) the difference between (x) the Acquisition Cost of that portion of the Inventory of the Company and its Domestic Subsidiaries that consists of New Motor Vehicles and (y) the aggregate amount of Floor Plan Financing of the Company and its Domestic Subsidiaries incurred in connection with such New Motor Vehicles; (b) an amount equal to 65% of the sum of (i) the amount of all Accounts Receivable of the Company and its Domestic Subsidiaries that consist of Factory Receivables or Accounts Receivable owing from customers for service and parts plus (ii) the amount of all Accounts Receivable of the Company and its Domestic Subsidiaries (to the extent not otherwise covered by the other clauses of this definition) owing from third parties that are not Restricted Affiliates in the ordinary course of business; (c) an amount equal to 65% of the Accounts Receivable of the Company and its Domestic Subsidiaries consisting of finance reserve owing to the Company and its Domestic Subsidiaries from financial institutions, not Restricted Affiliates, that provide loans or other financing to customers of the Company and its Domestic Subsidiaries in connection with the purchase and/or lease of Motor Vehicles by such customers, which finance reserve is in the nature of amounts payable to the Company and its Domestic Subsidiaries; (d) an amount equal to 65% of the book value of the Inventory of the Company and its Domestic Subsidiaries that consists of parts and accessories; (e) an amount equal to 80% of the difference between (i) the Acquisition Cost of that portion of the Inventory of the Company and its Domestic Subsidiaries that constitutes Used Motor Vehicles and/or Auction Motor Vehicles (without duplication) and (ii) the aggregate amount of any Floor Plan Financing of the Company and its Domestic Subsidiaries incurred in connection with such Used Motor Vehicles and Auction Motor Vehicles; and (f) an amount equal to 45% of the difference between (i) the book value of the Equipment of the Company and its Domestic Subsidiaries and (ii) the aggregate amount of purchase money Debt of the Company and its Domestic Subsidiaries incurred to finance the purchase price of such Equipment. For purposes of greater clarity, service loaners and daily rental vehicles shall not constitute Inventory for the purpose of calculating the Borrowing Base, but shall constitute Equipment for such purpose.
Borrowing Base Certificate means a certificate in substantially the form set forth in Exhibit K.
Business Day means any day of the year (other than any Saturday or Sunday) which is not a day on which commercial banks are authorized or required by law to close in Detroit, Michigan.

Capital Expenditures means all expenditures for property, plant and equipment that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (y) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
Capital Stock of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity securities of such Person.
Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to the Agent and the Company. Derivatives of such term have corresponding meanings.
Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Lender or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with DCFS (or with a commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of DCFS (or such commercial banking institution) thereunder, (e) shares of money market mutual funds within the definition of Rule 2a-7 promulgated by the SEC under the Investment Company Act of 1940 and (f) other cash equivalent investments approved by the Agent.
CERCLA — see Section 8.14.
Code means the Internal Revenue Code of 1986.
Collateral Documents means the Security Agreement, the Pledge Agreement, each Control Agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants collateral to the Agent for the benefit of the Lenders to secure the obligations hereunder and under the other Loan Documents.

Commitment means, as to any Lender, such Lender’s commitment to make Revolving Loans and/or to issue or participate in Letters of Credit under this Agreement. Each Lender’s Pro Rata Share of the Revolving Commitment Amount and the L/C Commitment Amount as in effect on the Effective Date is set forth on Schedule 2.1.
Company — see the Preamble.
Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
Consolidated Current Assets means, at any time, the aggregate amount of all assets of the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries, that would be classified as current assets (including cash, marketable securities, accounts receivable, inventory and prepaid expenses) in accordance with GAAP; provided that, at the election of the Company delivered by completing the appropriate section of a compliance certificate delivered to the Agent in accordance with Section 9.1.3 (a “Current Assets Election”), Consolidated Current Assets at any time while such Current Assets Election remains in effect shall be deemed to include the Current Assets Commitment Amount at such time.
Consolidated Current Liabilities means, at any time, the aggregate amount of all liabilities of the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries, that would be classified as current liabilities in accordance with GAAP; provided that if at any time within one year prior to the Termination Date a Current Assets Election shall be in effect, Consolidated Current Liabilities shall be deemed to include the Current Assets Commitment Amount at such time.
Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains (or losses) from asset sales, any extraordinary or unusual non-recurring gains (or losses) and any gains (or losses) from discontinued operations.
Control Agreement means an agreement in form and substance reasonably satisfactory to the Agent giving the Agent control (within the meaning of Section 8-106 or 9-104 of the Uniform Commercial Code) over a deposit account or securities account of the Company or a Domestic Subsidiary.
Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
Current Assets Commitment Amount means, with respect to any Current Assets Election, the lesser of (A) an amount equal to the Maximum Availability at the time of such election and (B) the Specified Current Assets Commitment Amount.
Current Assets Election – see the definition of “Consolidated Current Assets”. A Current Assets Election shall become effective on the date on which the compliance certificate electing the same is delivered to the Agent in accordance with Section 9.1.3 and shall remain in effect until the next compliance certificate is due under Section 9.1.3.

DCFS — see the Preamble.
Dealer Agreements means the dealer agreements entered into by the Company and its Subsidiaries with various Manufacturers.
Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person in respect of Debt described in the foregoing clauses (a) through (f) and (h) except to the extent the terms of such Debt provide that such Person is not liable thereunder, all Debt of any partnership of which such Person is a general partner.
Disposal — see the definition of “Release”.
Disqualified Stock means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder of such Capital Stock, (ii) is convertible or exchangeable for Debt or Disqualified Stock at the option of the holder of such Capital Stock or (iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case on or prior to the 91st day following the Termination Date as in effect from time to time; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or of any security into which it is convertible or for which it is exchangeable) the right to require such Person to purchase or redeem such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of a “change of control” occurring prior to the 91st day following the Termination Date shall not constitute Disqualified Stock if (i) the “change of control” provisions applicable to such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) are not more favorable to the holders of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) than the terms applicable to the obligations hereunder and under the other Loan Documents and (ii) any such requirement only becomes operative after compliance with such terms applicable to, and is subordinated (on terms satisfactory to the Required Lenders) to, the obligations of the Company hereunder, including the acceleration (and payment in full in cash) of the obligations hereunder and under the other Loan Documents upon any Change of Control.

Dollar and the sign “$” mean lawful money of the United States of America.
Dollar Equivalent means, at any time, with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars at the spot rate for the purchase of Dollars with such other currency as published in the “Exchange Rates” table in The Wall Street Journal (Midwest edition) at the time such equivalent amount is determined (or, if such currency is not listed in such table, as determined by the Agent).
Domestic Blue Sky Value means, at any time, the aggregate value of the items classified as “Goodwill” and “Franchise Value” of the Company attributable to the Domestic Subsidiaries, as shown on a consolidated balance sheet of the Company and its Domestic Subsidiaries at such time.
Domestic Subsidiary means any Subsidiary of the Company or another Subsidiary that is incorporated or organized in the United States or in any State thereof (excluding U.S. territories).
EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization, minority interest and franchise taxes for such period.
EBITDAR means, for any period, EBITDA for such period plus, to the extent deducted in determining Consolidated Net Income for such period, Rental Expense for such period.
Effective Date means October 30, 2008.
Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.
Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.
Equipment has the meaning assigned thereto in the Uniform Commercial Code.
ERISA means the Employee Retirement Income Security Act of 1974.
Event of Default means any of the events described in Section 11.1.
Existing Agreement — see the recitals.

Existing Letter of Credit means a letter of credit issued under the Existing Agreement which is outstanding on the Effective Date and shall include the guaranty dated as of December 20, 2001 executed by the Issuing Lender in favor of Bank One, Michigan (now known as JPMorgan Chase Bank, N.A.) to guarantee the full payment of reimbursement obligations of the Company under a letter of credit issued by Bank One, Michigan for the account of the Company in the current amount of $500,000.
Extension Notice — see Section 2.6.
Factory Receivables of any Person means all of such Person’s rights to receive payment, credit and other compensation (including incentive payments, stock rebates, allowances and additional “factory credits”) from any Manufacturer.
Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.
Financed Capital Expenditures means any Capital Expenditure that is financed (other than with the proceeds of a Loan hereunder) by a Person other than the Company and its Subsidiaries (x) in the case of a Capital Expenditure to purchase, construct or improve real property or leasehold improvements thereon, within 270 days of the making thereof (or, if a committed credit facility is put in place to so finance such Capital Expenditure within 270 days of the making thereof, within 450 days of the making thereof) or (y) in the case of any other Capital Expenditure, within 60 days of the making thereof.
Fiscal Quarter means a fiscal quarter of a Fiscal Year.
Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2008”) refer to the Fiscal Year ending on December 31 of such calendar year.
Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDAR minus Capital Expenditures (other than, without duplication, Acquisition Capital Expenditures and Financed Capital Expenditures) to (b) the sum of (i) Interest Expense for such period to the extent paid in cash plus (ii) Rental Expense for such period plus (iii) income tax expense for such period of the Company and its Subsidiaries to the extent paid in cash plus (iv) scheduled payments of principal of Debt for such period for the Company and its Subsidiaries.
Floor Plan Financing means a financing undertaken by the Company or any Subsidiary all of the proceeds of which are used to purchase Motor Vehicles to be sold in the ordinary course of business of the Company and its Subsidiaries.

Floor Plan Financing Provider means each provider of Floor Plan Financing to the Company and its Subsidiaries.
Foreign Acquisition means an acquisition of all or any substantial portion of the assets of a business unit of a Foreign Person or all or any substantial portion of the Capital Stock or other ownership interests of a Foreign Person, whether through a purchase, merger, consolidation or otherwise. For purposes of covenant compliance, the amount of any payment of consideration for a Foreign Acquisition made in a currency other than Dollars shall be calculated at the Dollar Equivalent thereof as of the date such payment is made, and shall not be recalculated thereafter to reflect fluctuations in currency values.
Foreign Employee Benefit Plan means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Company, any of its Subsidiaries or any other member of its Controlled Group and is not covered by ERISA pursuant to ERISA Section 4(b)(4).
Foreign Investment means any Investment in a Foreign Person.
Foreign Person means any Person that is incorporated or organized outside the United States or any State thereof (it being understood and agreed that any Person that is incorporated or organized in any U.S. territory shall be deemed to be a Foreign Person), including any Foreign Subsidiary.
Foreign Subsidiary, of any Person, means any Subsidiary of such Person that is a Foreign Person. Unless the context otherwise requires, each reference to Foreign Subsidiaries shall be a reference to Foreign Subsidiaries of the Company or its Subsidiaries.
FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
Funded Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations and (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries; provided that, for purposes of this definition, if the Company has made a Current Assets Election, Funded Debt at any time while such Current Assets Election remains in effect shall be deemed to include the Current Assets Commitment Amount at such time.
Funded Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Funded Debt as of such day (minus Debt under Floor Plan Financings, Subordinated Debt and Real Estate Debt) to (ii) EBITDA for the Computation Period ending on such day. If the Company or any Subsidiary makes any Acquisition during any Computation Period, EBITDA for such Computation Period will be determined on a pro forma basis as if such Acquisition were made, and all Debt incurred or assumed in connection therewith was incurred or assumed on the first day thereof, provided that any pro forma adjustment related to cost savings or other synergies is reasonably acceptable to the Required Lenders.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or organizations with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
Guaranty means the Guaranty dated as of October 8, 1999, executed by certain Subsidiaries of the Company, a copy of which is attached as Exhibit C.
Hazardous Substances — see Section 8.14.
Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.
Indemnified Liabilities — see Section 13.13.
Intercreditor Agreement means the Second Amended and Restated Intercreditor Agreement, dated as of October 1, 2007, among DCFS and the other Floor Plan Financing Providers party thereto, a copy of which is attached hereto as Exhibit L.
Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases but excluding interest expense on Floor Plan Financings).
Interest Rate means, for each day, a rate per annum equal to the sum of (a) (i) in the case of any day from and including the first day of each calendar month through and including the 15th day of such calendar month, the LIBO Rate for the first day of such calendar month and (ii) in the case of any day from and including the 16th day of each calendar month through and including the last day of such calendar month, the LIBO Rate for the 16th day of such calendar month (the rate set forth in this clause (a) being the “Base LIBO Rate”) plus (b) (i) in the case of Revolving Loans, (x) if the aggregate amount of the Revolving Outstandings plus the Term Outstandings is less than or equal to the Borrowing Base, a margin of one and three-quarters percent (1.75%) per annum, and (y) if the Total Outstandings exceed the Borrowing Base, then (A) a margin of two and one-quarter percent (2.25%) per annum shall apply to the portion of the Revolving Loans equal to the amount by which the Total Outstandings exceed the Borrowing Base and (B) a margin of one and three-quarters percent (1.75%) per annum shall apply to the portion of Revolving Loans not described in the foregoing clause (A) (with each determination of the Borrowing Base in this clause (i) to be effective as of the first day of the calendar month during which the applicable Borrowing Base Certificate is delivered) and (ii) in the case of the Term Loans, a margin of two and one-half percent (2.50%) per annum. Notwithstanding the foregoing, at any time an Event of Default exists, the applicable margin shall be increased by two percent (2.00%) per annum. For purposes of this definition, “LIBO Rate” means, for each date of calculation, (1) the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1%) published in The Wall Street Journal (Midwest Edition) on such day (or the immediately preceding Business Day, if such date is not a Business Day) in its “Money Rates” column as the one-month London Interbank Offered Rate for Dollar-denominated deposits (if The Wall Street Journal ceases to publish such a rate or substantially changes the methodology used to determine such rate, then the rate shall be the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1%) published by Reuters Monitor Rates Service on such day (or the immediately preceding Business Day, if such date is not a Business Day) as the one-month London Interbank Offered Rate for Dollar-denominated deposits or (2) if such rate is not published or available, such rate as shall be otherwise independently determined by the Agent on a basis substantially similar to the methodology used by The Wall Street Journal on the date of this Agreement.

Inventory has the meaning assigned thereto in the Uniform Commercial Code.
Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (with respect to Investments made in currencies other than Dollars, calculated at the Dollar Equivalent thereof as of the date such Investment is made, without any recalculation thereafter to reflect fluctuations in currency values), without adjustment for subsequent increases or decreases in the value of such Investment.
Issuing Lender means DCFS in its capacity as the issuer of Letters of Credit and its successors and assigns in such capacity.
L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form of Exhibit J.
L/C Commitment Amount — see Section 2.1.2.
Lender — see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that DCFS (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.
Lender Party — see Section 13.13.
Letter of Credit — see Section 2.1.2. The term “Letter of Credit” includes the Existing Letter of Credit.
Letter of Credit Fee — see Section 5.1.
Liabilities has the meaning assigned thereto in the Security Agreement.
LIBO Rate — see definition of “Interest Rate.”

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
Loan Documents means this Agreement, the Notes, the Guaranty, the Letters of Credit and the Collateral Documents.
Loan Party means the Company and each Subsidiary party to any Loan Document.
Loans means the Revolving Loans and the Term Loans.
Manufacturer means the manufacturer or distributor of a New Motor Vehicle.
Margin Stock means any “margin stock” as defined in Regulation U.
Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.
Maximum Availability means, at any time, (a) the Borrowing Base plus the lesser of (x) $300,000,000 and (y) 35% of the Domestic Blue Sky Value at such time minus (b) the sum of the Revolving Outstandings plus the Term Outstandings, at such time.
Motor Vehicle means an automobile, truck, van or other motor vehicle, including New Motor Vehicles, Used Motor Vehicles and Auction Motor Vehicles, that constitutes Inventory of the Company and its Subsidiaries, excluding any motor vehicle not held for sale or lease.
Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.
New Motor Vehicle means any Motor Vehicle purchased by the Company or any of its Subsidiaries directly from the Manufacturer of such Motor Vehicle or from another licensed automobile dealer that has not been previously owned by any other Person.
Non-Use Fee — see Section 5.2.
Note — see Section 3.1.
Operating Lease means any lease of (or other agreement conveying the right to use) any property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
Permitted Restrictions means restrictions on the ability of any Subsidiary to declare or pay any dividend or make other distributions, or to advance or loan funds, to the Company or any other Subsidiary or to grant Liens on the Capital Stock of a Subsidiary: (i) as set forth on Schedule 9.17, including restrictions imposed by existing Floor Plan Financing arrangements; (ii) pursuant to modifications to any Floor Plan Financing arrangement, provided that such modifications are not materially more restrictive; (iii) applicable to a Person at the time such Person becomes a Subsidiary and not created in contemplation of such an event; (iv) resulting from Manufacturer-imposed modifications to any Dealer Agreement; or (v) imposed by applicable law.
Person means any natural person, corporation, partnership, joint venture, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
Pledge Agreement means the Pledge Agreement dated as of October 8, 1999, executed by the Company and each Subsidiary which itself owns any Subsidiary (to the extent not prohibited by a Permitted Restriction in favor of a Manufacturer), a copy of which is attached as Exhibit E.
Pro Rata Share means, with respect to any Lender, the percentage which (a) the aggregate amount of such Lender’s Commitments is of (b) the Commitments of all Lenders; provided that, after any of the Commitments have been terminated, “Pro Rata Share” shall mean, as to any Lender, the percentage which the sum of the aggregate principal amount of such Lender’s Revolving Loans plus the participations of such Lender in all Letters of Credit plus the aggregate principal amount of such Lender’s Term Loans is of the sum of the aggregate principal amount of all Revolving Loans plus the Stated Amount of all Letters of Credit plus the aggregate principal amount of the Term Loan. The Pro Rata Share of each Lender as of the Effective Date is set forth on Schedule 2.1.
RCRA — see Section 8.14.
Reaffirmation means a reaffirmation of loan documents in substantially the form of Exhibit H.
Real Estate Debt means any Debt incurred to acquire or improve real estate used or to be used by the Company or its Subsidiaries in their businesses and secured by Liens on such real estate, improvements and fixtures (which Liens attach solely to such real estate and improvements (and any fixtures thereon) and to no other property).

Refinancing Debt means Debt that refunds or refinances any Debt, including Debt that refinances other Refinancing Debt; provided that (i) the Refinancing Debt has a maturity no earlier than the maturity of the Debt being refinanced, (ii) the Refinancing Debt has a weighted average life to maturity no earlier than the weighted average life to maturity of the Debt being refinanced, (iii) the Refinancing Debt is incurred in an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (iv) if the Debt being refinanced is Subordinated Debt, the subordination terms of the Refinancing Debt are at least as favorable to the Lenders as the subordination terms of the Debt being refinanced.
Regulation U means Regulation U of the FRB.
Release has the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for “Release” or “Disposal” which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.
Rental Expense means, with respect to any period, all payments made or required to be made by the Company and its Subsidiaries, as lessee or sublessee under any Operating Lease, as rental payments or contingent rentals, as calculated in accordance with GAAP.
Required Lenders means Lenders having Pro Rata Shares aggregating more than 70%.
Restricted Affiliate means (x) any Person that, directly or indirectly, controls or is controlled by or is under common control with the Company or any Subsidiary and (y) any “insider” of the Company or any Subsidiary, within the meaning of Section 101(31) of the United States Bankruptcy Code; for purposes of clause (x) of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
Revolving Commitment Amount means $250,000,000, as reduced from time to time pursuant to Section 6.1.
Revolving Loan — see Section 2.1.1.
Revolving Outstandings means, at any time, the aggregate principal amount of all outstanding Revolving Loans.
Same Day Loan means a Revolving Loan, in an amount not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) for any particular Business Day, that is funded by the Agent and the Lenders on the same Business Day as the Company’s request therefor, all as more completely set forth in Section 2.2(b).

Same Day Prepayment means a voluntary prepayment of the Revolving Outstandings, in an amount not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) for any particular Business Day, that is made by the Company on the same Business Day as Agent receives notice of such prepayment, all as more completely set forth in Section 6.2(b).
SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
Security Agreement means the Second Amended and Restated Security Agreement dated as of September 8, 2004, by the Company and certain Subsidiaries in the form attached hereto as Exhibit D.
Seller Subordinated Debt means unsecured indebtedness of the Company that:
(a) is subordinated, substantially upon the terms set forth in Exhibit I or other terms that are more favorable to the Agent and the Lenders, in right of payment to the payment in full in cash of the Loans and all other amounts owed under the Loan Documents (whether or not matured or due and payable), including amounts required to provide cash collateral for the Letters of Credit; and
(b) represents all or part of the purchase price payable by the Company in connection with an Acquisition permitted under this Agreement.
Specified Current Assets Commitment Amount means, with respect to any Current Assets Election, the amount specified by the Company as the “Specified Current Assets Commitment Amount” in such Current Assets Election.
Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
Stockholders’ Equity, of any Person, means the excess of total assets over total liabilities of such Person and its Subsidiaries, as reported on such Person’s consolidated financial statements.
Subordinated Debt means (i) the Subordinated Notes, (ii) Seller Subordinated Debt and (iii) any other unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.
Subordinated Notes means the 7.75% Senior Subordinated Notes due 2016 (and related guarantees) in the aggregate principal amount of $375,000,000 and the 3.5% Convertible Senior Subordinated Notes due 2026 (and related guarantees) in the aggregate principal amount of $375,000,000.
Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or\ otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby and shall in all cases exclude any guarantees by the Company or any Subsidiary of an operating lease of the Company or any Subsidiary.
Taxes — see Section 7.6.
Term Loans — see Section 2.1.3.
Term Outstandings means, at any time, the aggregate outstanding principal amount of the Term Loans.
Termination Date means the earlier to occur of (a) September 30, 2011 (or any later date that may be established as the Termination Date pursuant to Section 2.6) or (b) such other date on which the Commitments terminate pursuant to Section 6 or 11.
Total Outstandings means, at any time, the sum of (a) the Revolving Outstandings, plus (b) the Stated Amount of all Letters of Credit plus (c) the Term Outstandings.
Uniform Commercial Code means the Uniform Commercial Code as in effect from time to time in the State of New York.
Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
Used Motor Vehicle means, at any time, a Motor Vehicle that is not a New Motor Vehicle or an Auction Motor Vehicle.
1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Lenders merely because of the Agent’s or Lenders’ involvement in their preparation.
(h) References herein to the “knowledge” of the Company or any Subsidiary shall mean the actual knowledge of the officers of the Company or such Subsidiary.
1.3 Effective Date. On the Effective Date, (i) the Company agrees that it will pay to the Agent for the account of each Lender that is a party to the Existing Agreement all interest and fees owed to such Lender under the Existing Agreement, (ii) each Lender’s Pro Rata Share shall be as set forth on Schedule 2.1 to this Agreement, (iii) all loans under the Existing Agreement outstanding on the Effective Date shall become Revolving Loans hereunder, (iv) each Lender that will have a greater principal amount of Revolving Loans outstanding hereunder on the Effective Date than such Lender had loans outstanding under the Existing Agreement immediately prior to the Effective Date will fund to the Agent the amount of the difference and (v) the Agent will, if necessary, apply the proceeds of such fundings to disburse funds to the Lenders such that, after giving effect to such disbursements, each Lender has the correct amount of Loans outstanding on the Effective Date.
1.4 Domestic Subsidiaries. Wherever herein the allocation, ownership, character or amount of any asset or liability or item of income or expense is said to be “of”, “to” or “attributable to” the Domestic Subsidiaries, such phrase means of, to or attributable to the Domestic Subsidiaries disregarding any interest of the Domestic Subsidiaries in, any amount received or receivable by the Domestic Subsidiaries from, and any assets or liabilities of, the Foreign Subsidiaries of the Domestic Subsidiaries.

SECTION 2. COMMITMENTS OF THE LENDERS; BORROWING AND LETTER OF CREDIT PROCEDURES.
2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make Loans to, and to issue or participate in Letters of Credit for the account of, the Company as follows:
2.1.1 Revolving Loan Commitment. Each Lender will make loans on a revolving basis (“Revolving Loans”) to the Company from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request; provided that (x) the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount and (y) the Total Outstandings will not, at any time, exceed the Borrowing Base by more than the lesser of (x) $300,000,000 and (y) 35% of the Domestic Blue Sky Value at such time.
2.1.2 L/C Commitment. (a) The Issuing Lender will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $10,000,000 (the “L/C Commitment Amount”) and (ii) the Total Outstandings will not, at any time, exceed the Borrowing Base by more than the lesser of (x) $300,000,000 and (y) 35% of the Domestic Blue Sky Value at such time.
2.1.3 Term Loan Commitment. Each Lender has previously made a loan to the Company (each such loan, a “Term Loan”), in a single drawing, on June 28, 2008, in such Lender’s Pro Rata Share of $219,000,000. The commitments of the Lenders to make the Term Loan expired concurrently with the making of the Term Loans. Once repaid, no portion of the Term Loans may be reborrowed.
2.2 Loan Procedures. (a) Except for Same Day Loans funded under Section 2.2(b), the Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than 10:00 A.M., Detroit time, at least two Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable and shall specify the date and amount of the proposed borrowing. Within one Business Day after receipt of such notice, the Agent shall advise each Lender thereof. Not later than 1:00 P.M., Detroit time, on the date of a proposed borrowing, each Lender shall provide the Agent at the office specified by the Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 10 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day.

(b) In addition to borrowings under Section 2.2(a), the Company may give written or electronic notice or telephonic notice (followed immediately by written or electronic confirmation thereof) to the Agent of a proposed Same Day Loan not later than 11:00 A.M., Detroit time, on any Business Day that the Company has not made (and will not make) a Same Day Prepayment. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable and shall specify the amount of the proposed Same Day Loan, which amount may not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) for any particular Business Day. By 11:30 A.M., Detroit time, on the Business Day that the Agent receives a notice of a proposed Same Day Loan, the Agent shall advise each Lender thereof. Not later than 3:00 P.M., Detroit time, on the Business Day that the Agent receives a notice of a proposed Same Day Loan, each Lender shall provide the Agent at the office specified by the Agent with immediately available funds covering such Lender’s Pro Rata Share of such Same Day Loan and, so long as the Agent has not received written notice from a Lender (before 3:00 P.M., Detroit time, on the Business Day that the Agent receives a notice of a proposed Same Day Loan) that the conditions precedent set forth in Section 10 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent by a federal wire transfer to the Company’s bank account, which federal wire transfer must be initiated by the Agent on or before 4:00 P.M., Detroit time, on the Business Day that the Agent receives a notice of the proposed Same Day Loan. Each Same Day Loan for which the above requirements are satisfied shall be treated as being made by the Lenders (and shall be part of the Revolving Outstandings) on the Business Day that the Agent initiates the federal wire transfer, even if the Company cannot confirm the receipt of such funds until the next Business Day. Each Same Day Loan must be requested (and shall be made) on a Business Day. The Company may not request a Same Day Loan on any Business Day if the Company has notified the Agent that the Company is making a Same Day Prepayment on such Business Day. The Company may request a Same Day Loan on the same Business Day that it has previously requested a borrowing under Section 2.2(a) and/or on the same Business Day for which the Company has notified the Agent of a voluntary prepayment under Section 6.2(a) and such Same Day Loan shall be funded in addition to, separately from and without any netting for such other borrowing and/or voluntary prepayment.
(c) All borrowings and repayments of Loans shall be effected in accordance with each Lender’s Pro Rata Share.
2.3 Letter of Credit Procedures.
2.3.1 L/C Applications. The Company shall give notice to the Agent and the Issuing Lender of the proposed issuance of each Letter of Credit (other than the Existing Letter of Credit) on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects reasonably satisfactory to the Agent and the Issuing Lender, together with such other documentation as the Agent or the Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 10 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Agent and each Lender of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit (or, in the case of the Existing Letter of Credit, on the Effective Date), the Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Agent or any Lender, to deliver to the Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Agent or such Lender may reasonably request.
2.3.3 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base LIBO Rate from time to time in effect plus 1.75%. The Issuing Lender shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.
2.3.4 Limitation on Obligations of Issuing Lender. In determining whether to pay under any Letter of Credit, the Issuing Lender shall not have any obligation to the Company or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Lender any liability to the Company or any Lender and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Lenders pursuant to Section 2.3.5.

2.3.5 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 10:00 A.M., Detroit time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Agent by 2:00 P.M., Detroit time, on the Business Day on which such Lender receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Detroit time, on any Business Day shall be deemed to have been received on the next following Business Day), (a) the Agent shall be entitled to retain (for the benefit of the Issuing Lender) all interest payments paid by the Company allocable to such Lender’s Pro Rata Share of the unpaid reimbursement obligations for the period from the time such Lender was required to make such amount available to the Agent until such Lender actually makes such amount available or such amount is indefeasibly paid to the Agent by the Company and (b) such Lender agrees to pay to the Issuing Lender forthwith upon demand the greater of (x) all reasonable and actual costs incurred by the Issuing Lender as a result of such failure and (y) interest on such amount for the Issuing Lender’s account, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to the Federal Funds Rate from time to time in effect. Any Lender’s failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default has occurred and is continuing.
2.6 Extension of Termination Date. On September 30, 2009 (and each anniversary thereof), the Termination Date shall be extended for an additional year if the Agent (acting at the request of all of the Lenders) shall notify the Company in writing on or prior to such date or anniversary, as the case may be, that the Termination Date is so extended for an additional year (such notice, an “Extension Notice”). If the Agent shall have issued an Extension Notice by the time required above, the Agent shall promptly notify the Company and each Lender of the new Termination Date. If no Extension Notice is received by the Company on or prior to such date or any such anniversary, as the case may be, the Termination Date shall not be extended on such date or any such anniversary, as applicable.

SECTION 3. NOTES EVIDENCING LOANS.
3.1 Notes. The Loans of each Lender shall be evidenced by a promissory note (each a “Note”) substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Lender in full on the Termination Date.
3.2 Recordkeeping. Each Lender shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Lender and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.
SECTION 4. INTEREST.
4.1 Interest Rate. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at the Interest Rate.
4.2 Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears for each month on the 20th day of the next succeeding month and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.
4.3 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The Interest Rate shall change simultaneously with each change in the LIBO Rate referred to in the definition of “Interest Rate.”
SECTION 5. FEES.
5.1 Letter of Credit Fee. The Company agrees to pay to the Agent for the account of the Lenders a fee for each Letter of Credit (the “Letter of Credit Fee”) equal to 1.50% per annum of the undrawn amount of such Letter of Credit. Such Letter of Credit Fees shall be payable with respect to each Letter of Credit in advance on the date of issuance, increase or extension thereof. Subject to Section 5.3(c), each Lender shall be entitled to receive such Lender’s Pro Rata Share of the Letter of Credit Fee.
5.2 Non-Use Fee. The Company agrees to pay to the Agent for the account of the Lenders a non-use fee (the “Non-Use Fee”) equal to 0.35% per annum (computed for the actual number of days elapsed on the basis of a year of 360 days) of an amount equal to the Commitments (other than the Commitments to issue Letters of Credit) less the Revolving Outstandings. Such Non-Use Fees shall accrue from and including the Effective Date to and excluding the Termination Date and be payable in arrears (x) at all times prior to the Termination Date, on an annual basis for each year, on the 20th day of the next succeeding January and (y) on the Termination Date. Subject to Section 5.3(b), each Lender shall be entitled to receive such Lender’s Pro Rata Share of the Non-Use Fee.

5.3 Agent’s Fees. (a) Each Lender hereto acknowledges and agrees that the Agent may deduct from interest payments received by it from the Company an amount equal to 0.10% per annum of the daily unpaid principal amount of such Lender’s Pro Rata Share of the Revolving Loans for the period from and including the Effective Date to and excluding the Termination Date, and that all payments of interest to such Lenders by the Agent shall be net of such amount.
(b) Each Lender hereby acknowledges and agrees that the Agent may deduct from payments of the Non-Use Fees received by it from the Company an amount equal to 0.10% per annum of an amount equal to such Lender’s Pro Rata Share of the Commitments (other than the Commitments to issue Letters of Credit) less such Lender’s Pro Rata Share of the Revolving Outstandings, plus the Stated Amount of all Letters of Credit (calculated on a daily basis), and that all payments of each Lender’s Pro Rata Share of Non-Use Fees to such Lender by the Agent shall be net of such amount.
(c) Each Lender hereto acknowledges and agrees that the Agent may deduct from the Letter of Credit Fees received by it from the Company an amount equal to 50% of the Letter of Credit Fees payable to such Lender under Section 5.1, and that all payments of Letter of Credit Fees to such Lender by the Agent shall be net of such amount.
(d) All of the Agent’s fees payable under this Section 5.3(a) and (b) shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
5.4 All Fees. All fees under this Section 5 are nonrefundable.
SECTION 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT AND THE L/C                         COMMITMENT AMOUNT; PREPAYMENTS.
6.1 Voluntary Reduction of Revolving Commitment Amount and the L/C Commitment Amount; Fee; Termination. (a) Subject to Section 6.1(b) below, the Company may from time to time on at least one Business Day’s prior written notice to the Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. All reductions of the Revolving Commitment Amount shall reduce the Commitments to make Revolving Loans pro rata among the Lenders according to their respective Pro Rata Shares.
(b) The Company may not reduce the Revolving Commitment Amount unless it pays the fees required pursuant to this Section 6.1(b). The Company may reduce the Revolving Commitment Amount upon at least ten Business Days’ notice to the Agent (which shall promptly advise each Lender thereof) and payment of the early termination fee set forth below. If the Revolving Commitment Amount is reduced pursuant to this Section 6.1, the Company shall pay to the Agent, for the ratable account of the Lenders, an early termination fee upon each such reduction equal to 0.25% of the amount of such reduction.

(c) The Company may terminate the L/C Commitment Amount upon at least ten Business Days’ prior written notice to the Agent (which shall promptly advise each Lender thereof) and upon the cancellation and return of all Letters of Credit. The Company may permanently reduce the L/C Commitment Amount at any time upon at least one Business Day’s prior written notice to the Agent (which shall promptly advise each Lender thereof) to an amount not less than the aggregate Stated Amount of all Letters of Credit. No termination fee shall be payable upon a reduction or termination of the L/C Commitment Amount.
6.2 Voluntary Prepayments. (a) Except for Same Day Prepayments under Section 6.2(b), the Company may, upon not less than one Business Day’s prior written notice to the Agent, from time to time prepay the Loans in whole or in part, without premium or penalty.
(b) In addition to voluntary prepayments under Section 6.2(a), the Company may make a Same Day Prepayment of the Revolving Outstandings on any Business Day that the Company has not requested (and will not request) a Same Day Loan. In order to make a Same Day Prepayment, the Company must give written or electronic notice or telephonic notice (followed immediately by written or electronic confirmation thereof) to the Agent of the Same Day Prepayment not later than 11:00 A.M., Detroit time, on the Business Day that the Company desires to make such Same Day Prepayment. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable and shall specify the amount of the proposed Same Day Prepayment, which amount may not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) for any particular Business Day. By 11:30 A.M., Detroit time, on the Business Day that the Agent receives a notice of a proposed Same Day Prepayment, the Agent shall advise each Lender thereof. Each Same Day Prepayment must be paid to the Agent by a federal wire transfer to the Agent’s designated bank account, which federal wire transfer must be initiated by the Company on or before 4:00 P.M., Detroit time, on the Business Day that the Agent receives the notice of such Same Day Prepayment. Each Same Day Prepayment for which the above requirements are satisfied shall be treated as being made by the Company (and shall reduce the Revolving Outstandings) on the Business Day that the Company initiates the federal wire transfer, even if the Agent cannot confirm the receipt of such funds until the next Business Day. If the federal wire transfer for any Same Day Prepayment is not initiated by the Company on or before 4:00 P.M., Detroit time, on the Business Day that the Agent received the notice of such Same Day Prepayment, such Same Day Prepayment shall be deemed to have been received by the Agent on the following Business Day, unless the Agent can actually confirm (on such following Business Day) that such wire transfer was actually received into the Agent’s designated bank account on the Business Day that the Agent received the notice of such Same Day Prepayment. Each Same Day Prepayment must be made on a Business Day. The Company may not make a Same Day Prepayment on any Business Day that the Company has requested a Same Day Loan. The Company may make a Same Day Prepayment on the same Business Day that it has previously requested a borrowing under Section 2.2(a) and/or on the same Business Day for which the Company has notified the Agent of a voluntary prepayment under Section 6.2(a) and such Same Day Prepayment shall be made in addition to, separately from and without any netting for such other borrowing and/or voluntary prepayment. All Same Day Prepayments may be made without premium or penalty.
6.3 Mandatory Prepayments. If at any time (A) the Total Outstandings exceed (B) the sum of (i) the Borrowing Base in effect at such time plus (ii) the lesser of (x) $300,000,000 and (y) 35% of the Domestic Blue Sky Value at such time, the Company shall immediately prepay Loans and/or Cash Collateralize Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess. To the extent Cash Collateral is provided for any Letter of Credit as provided in the immediately preceding sentence, the Agent agrees, upon request of the Company, to release such Cash Collateral if at any time when no Event of Default exists clause (A) of the immediately preceding sentence does not exceed clause (B) of such sentence.

SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1 Making of Payments. All payments of principal (other than Same Day Prepayments) and/or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the office specified by the Agent not later than noon, Detroit time, on the date due and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall remit to each Lender its share of all such payments (i.e. all payments other than Same Day Prepayments) received in collected funds by the Agent for the account of such Lender as follows: (i) on the Business Day deemed received, in the case of payments specified by the Company as principal payments; and (ii) on the following Business Day after the Business Day deemed received, in the case of other amounts. All Same Day Prepayments shall be made to (and shall be deemed to have been received by) the Agent as set forth in Section 6.2(b) and shall, subject to the terms of Section 12.11(c), be remitted by the Agent to each Lender by a federal wire transfer to such Lender’s designated bank account, which federal wire transfer must be initiated by the Agent on or before 4:00 P.M., Detroit time, on the Business Day that the Agent receives the notice of such Same Day Prepayment. Each Same Day Prepayment for which the above requirements are satisfied shall be treated as being remitted by the Agent to the Lenders on the Business Day that the Agent initiates the federal wire transfer, even if the Lenders cannot confirm the receipt of such funds until the next Business Day.
7.2 Application of Certain Payments. Each payment of principal (other than Same Day Prepayments) shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment. Concurrently with each remittance to any Lender of its share of any such payment, the Agent shall advise such Lender as to the application of such payment. Each Same Day Prepayment shall be applied by the Agent and each Lender against the Revolving Outstandings, without any direction from the Company to the Agent or any advice from the Agent to the Lenders.
7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
7.4 Setoff. The Company agrees that the Agent and each Lender have all rights of set-off provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Agent and each Lender may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent or such Lender. The Agent or the Lender exercising the set-off shall promptly notify the Company thereof after making such exercise; provided that failure to give such notice shall not affect the validity of the set-off.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 13.9) on account of principal of or interest on any Loan (or on account of its exposure under any Letter of Credit) in excess of its share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such exposure) then held by them, such Lender shall purchase from the other Lenders such participations in the Loans and Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
7.6 Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:
(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and
(c) pay to the Agent for the account of the Lenders such additional amount as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.
If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Company shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Company.

Each Lender that (a) is organized under the laws of a jurisdiction other than the United States of America or a state thereof and (b)(i) is a party hereto on the Effective Date or (ii) becomes an assignee of an interest under this Agreement under Section 13.9.1 after the Effective Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to the Company and the Agent one or more (as the Company or the Agent may reasonably request) United States Internal Revenue Service Form W-8ECI or Form W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that such Lender is exempt from withholding or deduction of Taxes. The Company shall not be required to pay additional amounts to any Lender pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.
SECTION 8. WARRANTIES.
To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company warrants to the Agent and the Lenders that:
8.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
8.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).
8.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

8.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2007 and the unaudited consolidated condensed financial statements of the Company and its Subsidiaries as at June 30, 2008, copies of each of which have been delivered to the Agent for distribution to each Lender, were prepared in accordance with GAAP.
8.5 No Material Adverse Change. Since June 30, 2008 there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.
8.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has, to the best of the Company’s knowledge, any material contingent liabilities not listed on Schedule 8.6 or permitted by Section 9.7.
8.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 9.8.
8.8 Subsidiaries. As of the Effective Date, the Company has no Subsidiaries other than those listed on Schedule 8.8.
8.9 Pension Plans. (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.
(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c) Each Foreign Employee Benefit Plan is in compliance in all respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan, except for any non-compliance the consequences of which, in the aggregate, would not result in a Material Adverse Effect. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any other member of the Controlled Group with respect to any Foreign Employee Benefit Plan, other than routine claims for benefits and other than claims which, individually and in the aggregate, would not result in a Material Adverse Effect.
8.10 Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.
8.11 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
8.12 Taxes. Each of the Company and each Subsidiary has filed all Federal and other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
8.13 Solvency, etc. On the Effective Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) the assets of the Company and the other Loan Parties, taken as a whole, will exceed the liabilities of the Company and the other Loan Parties, taken as a whole, and (b) the Company and the other Loan Parties, taken as a whole, will be solvent, will be able to pay their debts as they mature, will own property with fair saleable value greater than the amount required to pay their debts and will have capital sufficient to carry on their business as then constituted.
8.14 Environmental Matters.
(a) No Violations. Neither the Company nor any Subsidiary, nor any operator of the Company’s or any Subsidiary’s properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

(b) Notices. Except for matters arising after the Effective Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, “Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.
(c) Handling of Hazardous Substances. (i) No portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws and no underground tank or other underground storage receptacle for Hazardous Substances is located on any such properties located in the United States; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a Material Adverse Effect; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.
8.15 Insurance. Set forth on Schedule 8.15 is a complete and accurate summary of the property and casualty insurance program of the Company and its Subsidiaries as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).

8.16 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any Subsidiary to the Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be materially incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or forecasts and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results).
8.17 Intellectual Property. The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without any infringement upon rights of others, except to the extent that failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
8.18 Burdensome Obligations. Neither the Company nor any Subsidiary is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect.
8.19 Labor Matters. Neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement that could reasonably be expected to have a Material Adverse Effect. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, in each case that singly or in the aggregate could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, operations, properties or prospects of the Company and its Subsidiaries, taken as a whole.
8.20 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.
8.21 Senior Debt. The obligations of the Company and each Loan Party under the Loan Documents constitute “Senior Indebtedness” or “Senior Guarantor Indebtedness” of the Company or such Loan Party, as applicable, under and as defined under the indentures relating to the Subordinated Notes.
8.22 Dealer Agreements; Material Business Relationships. The Company and its Domestic Subsidiaries have such rights under Dealer Agreements as are necessary for the operation of their business. Each of such Dealer Agreements is currently in full force and effect, and neither the Company nor any Subsidiary has received any notice of termination with respect to any such agreement, except, in each case, for such failures to remain in full force and effect and notices that could not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any Subsidiary is aware of any event that with notice, lapse of time or both would allow any Manufacturer that is a party to any such Dealer Agreement to terminate any such agreement except for such terminations that could not reasonably be expected to have a Material Adverse Effect. There exists no actual or threatened termination, cancellation or limitation of, or any modification of or change in, the business relationship between the Company or any of its Subsidiaries and any customer or any group of customers or with any Manufacturer that, in any case, could reasonably be expected to have a Material Adverse Effect.

SECTION 9. COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been Cash Collateralized or terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent (except as provided in Section 13.1) in writing, it will:
9.1 Reports, Certificates and Other Information. Furnish to the Agent:
9.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries for such Fiscal Year, certified (without any qualification arising from the scope of the audit or as to the ability of the Company and its Subsidiaries to operate as a going concern) by Deloitte & Touche LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 9.6, 9.7 or 9.9 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the financial results of the previous Fiscal Year; and (b) consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Company and its Subsidiaries for such Fiscal Year.
9.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year; provided, that so long as the Company is a registrant within the meaning of Rule 1-01 of Regulation S-X of the SEC, the Company may deliver a copy of its report on Form 10Q for such Fiscal Quarter, together with consolidating balance sheets and consolidating statements of earnings for the relevant period, in lieu of the foregoing within such 45-day period.

9.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 9.1.1 and each set of quarterly statements pursuant to Section 9.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer or the Controller of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 9.6, (ii) the Current Assets Commitment Amount, if any, to be included in the financial ratios specified hereunder for the period until the next compliance certificate is due, (iii) the total amount of all consideration paid for all Foreign Acquisitions made by the Company and its Domestic Subsidiaries during the period covered by such compliance certificate (including cash and noncash purchase price, noncompetition payments, earnout payments, debt assumption and other similar consideration), (iv) the aggregate amount of all Foreign Investments by the Company and its Domestic Subsidiaries made during the period covered by such compliance certificate, and (v) a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and setting forth all Events of Default that had occurred but were cured or waived during the period covered by the related financial statements.
9.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
9.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon the Company obtaining knowledge of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:
(a) the occurrence of an Event of Default or an Unmatured Event of Default;
(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;
(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation (unless contemporaneously replaced with similar coverage) or material change in any insurance maintained by the Company or any Subsidiary;
(e) any material violation of law by the Company or any Subsidiary or any officer or director of the Company or any Subsidiary related to the business of the Company or such Subsidiary; or
(f) any other event (including any violation of any Environmental Law or the assertion of any Environmental Claim) which might reasonably be expected to have a Material Adverse Effect.
9.1.6 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each audit made by such auditors of the books of the Company, to the extent such reports identify a material weakness (as such term is defined in the Public Company Accounting Oversight Board Auditing Standard No. 2) in the Company’s internal controls.
9.1.7 Subordinated Debt Notices. Promptly from time to time, copies of any material notices (including notices of default or acceleration) received from any holder, or any notice from any trustee, of, under or with respect to any Subordinated Debt.
9.1.8 Borrowing Base Certificates. Within 45 days of the end of each Fiscal Quarter, a Borrowing Base Certificate dated as of the end of such Fiscal Quarter and executed by the Chief Financial Officer or the Controller of the Company on behalf of the Company (provided that at any time an Event of Default exists, the Agent may require the Company to deliver Borrowing Base Certificates more frequently).
9.1.9 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Lender or the Agent may reasonably request.
Documents required to be delivered pursuant to Sections 9.1.2 (to the extent they consist of SEC filings that are publicly available) and 9.1.4 (i) shall be deemed delivered at such time as they are posted on the SEC website (www.sec.gov) and (ii) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Company provides a link to such documents in an email addressed to Michele Nowak at the Agent at michele.a.nowak@daimler.com (or such other email address as the Agent shall provide to the Company from time to time).

9.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Lender or the Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Agent or any representative thereof at all times when an Event of Default has occurred and is continuing), and to examine any of its books or other records; and permit, and cause each Subsidiary to permit, the Agent (and any Lender that chooses to join the Agent for the purpose of such inspection) and its representatives to inspect the Inventory and other tangible assets of the Company or such Subsidiary, to perform appraisals of the Equipment of the Company or such Subsidiary, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable and any other collateral. All such examinations, inspections, audits or appraisals by the Agent shall be at the Agent’s expense; provided that if an Event of Default or Unmatured Event of Default exists, such examinations, inspections, audits and appraisals shall be at the Company’s expense.
9.3 Maintenance of Property; Insurance. (a) Keep, and cause each Subsidiary to keep, all material property necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.
(b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent (including customary deductibles) and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Agent or any Lender, furnish to the Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries. The Company shall cause each issuer of an insurance policy with respect to the Company and its Domestic Subsidiaries to provide the Agent with an endorsement (i) showing loss payable to the Agent with respect to each policy of property or casualty insurance and naming the Agent and each Lender as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Agent. The Company shall execute and deliver, and shall cause each Loan Party to execute and deliver, to the Agent a collateral assignment, in form and substance reasonably satisfactory to the Agent, of each business interruption insurance policy maintained by such Loan Party.
9.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

9.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 9.10 and to the ability of the Company to dissolve Subsidiaries the dissolution of which could not have a Material Adverse Effect) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).
9.6 Financial Covenants.
9.6.1 Current Ratio. Not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities at any time to be less than 1.00:1.0.
9.6.2 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.00:1.0.
9.6.3 Ratio of Non-Floorplan Debt to Stockholders’ Equity. Not permit the ratio of Funded Debt (less Debt under Floor Plan Financings and Real Estate Debt) to Stockholders’ Equity of the Company to be greater than 1.3:1 at any time. When calculating this ratio, to the extent the Company has recorded an impairment after the date hereof to goodwill or franchise value, such impairment shall be added back to Stockholders’ Equity.
9.6.4 Funded Debt to EBITDA Ratio. Not permit the Funded Debt to EBITDA Ratio as of the last day of any Computation Period to exceed 2.50:1.0.
9.6.5 Working Capital. Cause each Subsidiary to maintain such level of working capital as is necessary to satisfy the requirements of such Subsidiary’s Dealer Agreements.
9.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:
(a) obligations under this Agreement and the other Loan Documents;
(b) Debt (other than Real Estate Debt) secured by Liens permitted by Section 9.8(d), and extensions, renewals and refinancings thereof;
(c) Unsecured Debt of Domestic Subsidiaries to the Company or to any other Domestic Subsidiary;
(d) unsecured Debt of the Company to Domestic Subsidiaries;

(e) (i) the Subordinated Notes and guaranties thereof provided by the Domestic Subsidiaries, so long as each such guaranty thereof is subordinated to the obligations of the respective Domestic Subsidiary under the Loan Documents on substantially the same basis as the obligations of the Company under the Subordinated Notes are subordinated to the obligations of the Company under the Loan Documents, (ii) other Subordinated Debt and (iii) Refinancing Debt in respect thereof; provided that the aggregate principal amount of all Seller Subordinated Debt at any time outstanding shall not exceed $50,000,000;
(f) Hedging Obligations incurred for bona fide hedging purposes and not for speculation;
(g) Debt described on Schedule 9.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased and the obligors are not changed;
(h) Debt with respect to any Floor Plan Financing provided to the Company or any Domestic Subsidiary by any Floor Plan Financing Provider party to the Intercreditor Agreement or any other Person to whom the Required Lenders, in their sole discretion, consent;
(i) Debt to DCFS in respect of Floor Plan Financings;
(j) other Debt, in addition to the Debt listed above, of the Company and its Domestic Subsidiaries in an aggregate amount not at any time exceeding $50,000,000;
(k) Debt of Foreign Subsidiaries to (x) the Company or any Subsidiary or (y) any other Person as to which neither the Company nor any Domestic Subsidiary is directly or indirectly liable or provides any Suretyship Liability or credit support of any kind;
(l) recourse obligations, repurchase obligations and Suretyship Liabilities of the Company (other than Suretyship Liabilities of the Company and its Domestic Subsidiaries with respect to obligations of Foreign Subsidiaries) and Domestic Subsidiaries arising in the ordinary course of business in connection with the sale of retail installment contracts or retail leases involving Motor Vehicles to financial institutions that are not Restricted Affiliates;
(m) obligations arising from agreements by the Company or a Subsidiary to provide for indemnification, customary purchase price closing adjustments, earn-outs or other similar obligations, in each case, incurred in connection with an Acquisition permitted hereunder;
(n) Debt of the Company or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within three Business Days of incurrence;

(o) Real Estate Debt, provided that the aggregate outstanding principal amount of all Real Estate Debt of the Company and its Subsidiaries shall not exceed $175,000,000 at any time; and
(p) Suretyship Liabilities of the Company or any of its Domestic Subsidiaries with respect to (i) Debt that is otherwise permitted under this Section 9.7 (other than the Debt permitted under Section 9.7(k)) or (ii) other obligations incurred in the ordinary course of business of the Company and its Domestic Subsidiaries.
9.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
(c) Liens described on Schedule 9.8 and replacements, extensions and renewals of such Liens upon or in the same property theretofore subject thereto (without increase in the amount of any Debt secured thereby);
(d) (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition); (iii) Liens on any property securing Debt (including, without limitation, Real Estate Debt) incurred for the purpose of financing all or any part of such property and attaching only to such property; and (iv) Liens created pursuant to those certain Mortgages dated on or around September 28, 2008 between Toyota Motor Credit Corporation (“TMCC”), the Company and various Subsidiaries of the Company on real property located in Royal Palm Beach, Florida owned by certain Subsidiaries, improvements thereon, easements related thereto, fixtures on such real property (other than trade fixtures), leases and rents related to such real property, and condemnation and insurance proceeds, in each case relating to such real property and proceeds of the foregoing;
(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $10,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;
(g) Liens arising under the Loan Documents;
(h) Liens on any asset of a Domestic Subsidiary securing Debt permitted by Sections 9.7(h) and (i);
(i) Liens (the “Approved Swap Liens” and individually, an “Approved Swap Lien”) arising in connection with any Hedging Agreement so long as the Required Lenders have provided their prior written consent to such Liens (each such Hedging Agreement, an “Approved Swap Document”); provided, if a Letter of Credit has been issued to the Company’s counterparty in connection with an Approved Swap Document, then the Liens arising in connection therewith shall not be considered Approved Swap Liens;
(j) Liens on Capital Stock or assets of Foreign Subsidiaries securing Debt permitted by Section 9.7(k), to the extent such Capital Stock and assets are not required to be pledged to the Agent hereunder;
(k) Liens on real property of a Person at the time such Person becomes a Subsidiary, provided that (x) such Liens are not created in contemplation of such Person becoming a Subsidiary and (y) such Liens may not extend to any other property;
(l) Liens of a collecting bank under Section 4-210 of the Uniform Commercial Code and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens and rights of setoff as to deposit accounts maintained with a bank in the ordinary course of business (provided such deposit accounts are not dedicated cash collateral accounts); and
(m) other Liens of the Company and its Subsidiaries on property having an aggregate fair market value not at any time exceeding $5,000,000.
It is acknowledged and agreed by the Agent and Lenders that any Liens of TMCC (to the extent such Liens are duly perfected) described in clause (d)(iv) of this Section 9.8 on any real property, improvements, fixtures (other than trade fixtures), condemnation and insurance proceeds, leases and rents related thereto and proceeds thereof are senior in priority to the Liens, if any, of the Agent and the Lenders in such property under the Collateral Documents.
9.9 Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution to any of its shareholders, the Company or any other Subsidiary, (b) purchase or redeem any of its Capital Stock, (c) pay any management fees or similar fees to any of its shareholders, the Company, any other Subsidiary or any Affiliate, (d) make any redemption, prepayment, defeasance or repurchase of any Subordinated Debt or (e) set aside funds for any of the foregoing; provided that (i) any Subsidiary may pay dividends or make other distributions to the Company or another Subsidiary and (ii) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and, immediately after giving effect thereto, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 9.6, the Company and its Subsidiaries may (1) pay dividends or make other distributions to its stockholders and purchase or redeem its Capital Stock, (2) pay management fees or similar fees as set forth under the relevant operating agreements of Subsidiaries to any of its shareholders, the Company, any other Subsidiary or any Affiliate and (3) redeem, prepay, defease, repurchase or otherwise repay any Subordinated Debt.

9.10 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any membership or partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for: (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Domestic Subsidiary into the Company (provided, that in the case of any merger or consolidation, the Company is the survivor) or into, with or to any other Domestic Subsidiary; (b) any such purchase or other acquisition by the Company or any Domestic Subsidiary of the assets or stock of any Domestic Subsidiary; (c) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Foreign Subsidiary into, with or to any other Foreign Subsidiary; (d) any such purchase or other acquisition by any Foreign Subsidiary of the assets or stock of any Foreign Subsidiary; (e) any Acquisition by the Company or any Domestic Subsidiary if (1) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist, (2) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 9.6, (3) in the case of the Acquisition of any Person, the Board of Directors (or similar body) of such Person has approved such Acquisition and all requisite Manufacturers have consented to such Acquisition (provided that such Manufacturers need not have consented to such Acquisition at the time of consummation thereof if the Company or the Subsidiary making such Acquisition has an irrevocable option, on terms and conditions (including cash escrow) satisfactory to the Agent in its sole discretion, to put the Person acquired in such Acquisition back to the seller thereof for a price in cash at least equal to the total amount of cash consideration paid by the Company or such Subsidiary in such Acquisition (including purchase price, noncompetition payments, earnout payments, debt assumption and other similar consideration) within 180 days if such Manufacturers have not consented to such Acquisition, which option is otherwise unconditional, and which option must be exercised by the Company or the applicable Subsidiary within such period if such consents are not obtained) and (4) prior to and after such Acquisition, the Chief Financial Officer of the Company shall have delivered a certificate to the Agent confirming that the conditions set forth in clauses (1) — (3) above will be (in the case of a certificate delivered prior to such Acquisition) or have been (in the case of a certificate delivered after such Acquisition) met; (f) sales and dispositions (“Dispositions”) of assets (including the Capital Stock of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $50,000,000 (exclusive of any Disposition the net cash proceeds of which are used within 180 days to purchase another asset performing the same or a similar function as the asset disposed of); and (g) the Company and its Subsidiaries may enter into joint ventures permitted by Section 9.19 which joint ventures are engaged in businesses permitted by Section 9.18.

9.11 Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Lenders.
9.12 Use of Proceeds. (a) Use the proceeds of the Revolving Loans and the Letters of Credit solely for working capital, for Acquisitions permitted by Section 9.10, for Capital Expenditures, to make Investments permitted hereunder, to repurchase the Company’s Capital Stock and for other general corporate purposes; and use the proceeds of the Term Loans solely to effect the Investment permitted under Section 9.19(j).
(b) Not use or permit any proceeds of any Loan to be used, either directly or indirectly, for any other purpose, including for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
9.13 Further Assurances. (a) Take, and cause each Subsidiary to take, such actions as are necessary or as the Agent or the Required Lenders may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the obligations of the Company hereunder and under the other Loan Documents (i) are secured by substantially all of the assets (other than property in which the Company is prohibited from granting a security interest, pledge or assignment pursuant to a Permitted Restriction) of the Company and (ii) guaranteed by all of its Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof but excluding Foreign Subsidiaries (to the extent that such exclusion is necessary to avoid material adverse tax consequences for the Company)) by execution of a counterpart of the Guaranty and (b) the obligations of each Subsidiary under the Guaranty are secured by substantially all of the assets (other than property in which such Subsidiary is prohibited from granting a security interest, pledge or assignment pursuant to a Permitted Restriction) of such Subsidiary (other than Foreign Subsidiaries (to the extent that such exclusion is necessary to avoid material adverse tax consequences for the Company)), provided that (i) the pledge by the Company or any Subsidiary (other than a Foreign Subsidiary) of the stock of any Foreign Subsidiary shall be limited to 65% of the stock of such Foreign Subsidiary to the extent the pledge of a greater percentage would have material adverse tax consequences for the Company and (ii) a pledge of the stock of a Subsidiary shall not be required if and to the extent that such pledge would violate a Permitted Restriction in favor of a Manufacturer.
(b) It is understood that none of the funds in any deposit account will be included in the Borrowing Base unless and until such a Control Agreement with respect to such account is delivered to the Agent.

9.14 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates which is on terms that are less favorable to the Company or such Subsidiary than are obtainable from any Person which is not one of its Affiliates; provided that the foregoing shall not prohibit (i) transactions among the Company and its Domestic Subsidiaries (and not involving any Foreign Subsidiary), (ii) transactions among Foreign Subsidiaries (and not involving the Company or any Domestic Subsidiary) and (iii) any transaction between the Company or a Domestic Subsidiary, on the one hand, and a Foreign Subsidiary, on the other hand, which is on terms no less favorable to the Company or such Domestic Subsidiary than are obtainable from any Person which is not one of its Affiliates.
9.15 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan and Foreign Employee Benefit Plan in substantial compliance with all applicable requirements of law and regulations.
9.16 Environmental Matters. (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.
(b) To the extent that the transportation of “hazardous waste” as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.
9.17 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) except for Permitted Restrictions and the terms of this Agreement, prohibit the Company or any Subsidiary from granting to the Agent, for the benefit of the Lenders, a Lien on any of its assets or (c) except for Permitted Restrictions, create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or any other Subsidiary or (iii) transfer any of its assets or properties to the Company or any other Subsidiary.
9.18 Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the Effective Date and businesses reasonably related thereto, including businesses that operate a dealership or dealerships for the retail sales of new and/or used motor vehicles, motor vehicle distribution businesses and other automotive transportation related businesses and/or other businesses ancillary to the operation of such businesses, including businesses engaged in by Penske Truck Leasing Co., L.P. as of the date the Borrower made the Investment referred to in Section 9.19(j). For the avoidance of doubt, for purposes of this Section, if the Company or any Subsidiary has made an Investment in any Person that is not a Subsidiary (a “Minority Investee”), the businesses engaged in by such Minority Investee shall not be attributed to the Company or such Subsidiary.

9.19 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:
(a) contributions by the Company to the capital of any of its Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries;
(b) Investments by the Company in any Subsidiary or by any Subsidiary in the Company, or by any Subsidiary in any other Subsidiary, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 9.7;
(c) Suretyship Liabilities permitted by Section 9.7;
(d) Cash Equivalent Investments;
(e) bank deposits in the ordinary course of business;
(f) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(g) Investments to consummate Acquisitions permitted by Section 9.10;
(h) Investments in an aggregate amount not exceeding $60,000,000 at any one time outstanding in Persons engaged in businesses in which the Company and its Subsidiaries are permitted to engage hereunder (provided that any Investment made with the proceeds of any offering of Capital Stock (other than Disqualified Stock) or Subordinated Debt of the Company shall be disregarded when determining compliance with the aggregate dollar limit in this clause (h));
(i) consumer loans and leases entered into, purchased or otherwise acquired by the Company or its Subsidiaries, as lender, lessor or assignee, as applicable, in the ordinary course of business;
(j) Investments in an aggregate not to exceed nine percent (9%) of the outstanding limited partnership interests (calculated as of June 26, 2008) in Penske Truck Leasing Co., L.P., a Delaware limited partnership;
(k) Foreign Investments;
(l) Investments set forth on Schedule 9.19; and
(m) such other Investments consented to by the Required Lenders in their sole discretion;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (a), (b), (c), (g), (h) or (j) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.
9.20 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, the notes or indentures relating to the Subordinated Notes, the Approved Swap Documents (or any instrument governing Refinancing Debt in respect of the Subordinated Notes), in any case, if such amendment, modification or waiver could reasonably be expected to be adverse to the Lenders in any respect; and not take any action to terminate any Approved Swap Document if it is a condition to such termination that the Company make any payment to the counterparty under such Approved Swap Document, or if a consequence of such termination would permit such counterparty to retain or sell any collateral or to demand any payment from the Company.
9.21 Limitation on Floor Plan Amendments. Not modify any Floor Plan Financing arrangement if such modification would have a Material Adverse Effect.
SECTION 10. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:
10.1 Conditions to Effectiveness. This Agreement shall become effective, and the Existing Letter of Credit shall be deemed to be issued and outstanding hereunder, on the Effective Date if the Agent shall have received on or prior to the Effective Date all of the following, each duly executed and dated the date hereof (or such other date as shall be satisfactory to the Agent), in form and substance reasonably satisfactory to the Agent (unless waived in writing by the Agent and the Lenders):
10.1.1 Notes. A Note executed by the Company in favor of each Lender.
10.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.
10.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate, limited liability company or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 10.

10.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).
10.1.5 Reaffirmation. A counterpart of the Reaffirmation executed by each Subsidiary of the Company (other than Foreign Subsidiaries).
10.1.6 Opinion of Counsel. An opinion of counsel reasonably satisfactory to the Agent.
10.1.7 Payment of Interest and Fees. Evidence of payment by the Company of all accrued and unpaid interest, fees, costs and expenses to the extent then due and payable on the Effective Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).
10.1.8 Solvency Certificate. A Solvency Certificate, substantially in the form of Exhibit F, executed by the Chief Financial Officer of the Company.
10.1.9 Closing Certificate. A certificate signed by a Vice President of the Company dated as of the Effective Date, affirming the matters set forth in Section 10.2.1 as of the Effective Date.
10.1.10 Governing Documents. A certificate of the Secretary or Assistant Secretary (or other appropriate representative) of each Loan Party certifying that either (i) there has been no change or amendment (other than those attached to such certificate) to its respective articles of incorporation, by-laws, certificate of formation or operating agreement (as applicable) or other governing documents since certified copies of such documents were provided to the Agent in connection with the Existing Agreement or (ii) such documents have been delivered to the Agent in connection with the closing hereunder.
10.1.11 Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Effective Date.
10.1.12 Other. Such other documents as the Agent or any Lender may reasonably request.

10.2 Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:
10.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to the making of any Loan or the issuance of any Letter of Credit, the following statements shall be true and correct:
(a) the representations and warranties of the Company and each Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.
10.2.2 Confirmatory Certificate. If requested by the Agent or any Lender, the Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 10.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 10.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Lender may reasonably request in support thereof.
SECTION 11. EVENTS OF DEFAULT AND THEIR EFFECT.
11.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
11.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan or reimbursement obligation with respect to any Letter of Credit by the Company hereunder; or default, and continuance thereof for five Business Days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.
11.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $20,000,000 (or the Dollar Equivalent thereof if denominated in a currency other than Dollars) and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity; or any such Debt shall be required to be prepaid or redeemed (other than by a regularly scheduled prepayment or redemption), purchased or defeased or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or any default shall occur under any Floor Plan Financing provided by any Lender or any Affiliate of a Lender to the Company or any Subsidiary.

11.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services, or any agreement with a Manufacturer, where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect or cause the loss of a material franchise.
11.1.4 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary (other than a voluntary dissolution, not under any bankruptcy or insolvency law, of an immaterial Subsidiary), and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 30 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.
11.1.5 Non-Compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 9.1.5(a), 9.5 through 9.14 (excluding Section 9.6.5), and 9.19 through 9.21; (b) failure by the Company to comply with the covenant set forth in Section 9.6.5 and continuance of such failure for 60 days; or (c) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 11) and continuance of such failure for 30 days.
11.1.6 Warranties. Any warranty made by the Company or any Subsidiary herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
11.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan or Foreign Employee Benefit Plan, in excess of $10,000,000 (or the Dollar Equivalent thereof if denominated in a currency other than Dollars); (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $10,000,000.

11.1.8 Judgments. Final judgments which exceed an aggregate of $10,000,000 (or the Dollar Equivalent thereof if denominated in a currency other than Dollars) shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.
11.1.9 Invalidity of Guaranty, etc. The Guaranty shall cease to be in full force and effect with respect to any Subsidiary, other than by virtue of the release of such Subsidiary after sale thereof in a transaction permitted hereunder or the voluntary dissolution of an immaterial Subsidiary; or any Subsidiary (or any Person by, through or on behalf of such Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Subsidiary.
11.1.10 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect, other than by virtue of the release of such Subsidiary after sale thereof in a transaction permitted hereunder or the voluntary dissolution of an immaterial Subsidiary; or the Company or any Subsidiary (or any Person by, through or on behalf of the Company or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
11.1.11 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Company or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
11.1.12 Change of Control. Individuals who on the date hereof constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either (x) directors on the date hereof or (y) whose election or nomination for election was previously so approved, but only if such directors were elected or nominated at such time as Penske Corporation and any of its Affiliates collectively controlled the power to direct or cause the direction of the management and policies of the Company whether by contract or otherwise) shall cease for any reason to constitute a majority of such Board of Directors then in office; provided that the foregoing shall not constitute an Event of Default if a majority of the members of the Board of Directors have been elected after having been nominated by any of Roger S. Penske or Penske Capital Partners, LLC, International Motor Cars Group I, LLC, International Motor Cars Group II, LLC, Penske Corporation, Penske Automotive Holdings Corp. and their respective Subsidiaries, in each case so long as Roger S. Penske (or his lineal descendants) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) directly or indirectly of more than 50% of the voting stock of such entities.

11.2 Effect of Event of Default. If any Event of Default described in Section 11.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 11.1.1 or Section 11.1.4 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 11 may be waived by the written concurrence of the Required Lenders (except as provided in Section 13.1). Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to reimbursement obligations under the Letters of Credit. After the expiration or termination of the Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.
SECTION 12. THE AGENT.
12.1 Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 12.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
(b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Section 12 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 12, included the Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
12.3 Liability of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.
12.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts reasonably selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 11; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

12.6 Credit Decision. Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Agent.
12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so) from and against any and all Indemnified Liabilities in accordance with its Pro Rata Share; provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the obligations hereunder, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent.
12.8 Agent in Individual Capacity. DCFS and its Affiliates may make loans to, issue letters of credit for the account of, acquire equity interests in and generally engage in any kind of business with the Company and its Subsidiaries and Affiliates as though DCFS were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DCFS or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), DCFS and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though DCFS were not the Agent, and the terms “Lender” and “Lenders” include DCFS and its Affiliates, to the extent applicable, in their individual capacities.

12.9 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 and Sections 13.6 and 13.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
12.10 Collateral Matters. (a) The Lenders irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder or (iii) subject to Section 13.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by clause (d)(i), (d)(iii), (d)(iv) or (h) of Section 9.8. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 12.10.
(b) Any and all proceeds of disposition or other realization on the collateral granted under the Collateral Documents (the “Collateral”) or from any realization on the Collateral received by the Agent in connection with any enforcement, sale, collection (including judicial or non-judicial foreclosure) or similar proceedings with respect to the Collateral or a demand or other enforcement or collection with respect to the Collateral shall be applied by the Agent, as follows:
FIRST: To the payment of the costs and expenses of such disposition, collection or other realization, including Attorney Costs, and all costs, expenses, liabilities and advances made or incurred by the Agent in connection therewith;

SECOND: To the payment of the Liabilities then due and owing in such order as shall be directed by the Required Lenders; and
THIRD: After payment in full of all Liabilities, any surplus then remaining from such proceeds shall be paid to the Company or to whomsoever may be lawfully entitled to receive the same or paid as a court of competent jurisdiction may direct. Until such proceeds are so applied, the Agent shall hold such proceeds in its custody in accordance with its regular procedures for handling deposited funds.
12.11 Funding Reliance. (a) Unless the Agent receives notice from a Lender by noon, Detroit time, on the day of a proposed borrowing for any borrowing other than a Same Day Loan (or by 3:00 P.M., Detroit time, on the day of a proposed borrowing for any Same Day Loan) that such Lender will not make available to the Agent an amount equal to its Pro Rata Share of such borrowing, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make a corresponding amount available to the Company. If and to the extent such Lender has not made such amount available to the Agent: (i) the Company agrees to repay such amount to the Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing, (ii) the Agent shall be entitled to retain all interest payments paid by the Company allocable to such Lender’s Pro Rata Share of such borrowing for the period from the time such Lender was required to make such amount available to the Agent until such Lender actually makes such amount available or such amount is indefeasibly paid to the Agent by the Company and (iii) such Lender agrees to pay to the Agent forthwith upon demand the greater of (x) all reasonable and actual costs incurred by the Agent as a result of such failure and (y) interest on such amount for the Agent’s account, for each day from the date such amount was to have been delivered to the Agent until the date such amount is paid, at a rate per annum equal to the Federal Funds Rate from time to time in effect. Nothing set forth in this clause (a) shall relieve any Lender of any obligation it may have to make any Loan hereunder.
(b) Unless the Agent receives notice from the Company prior to the due date for any payment hereunder (other than a Same Day Prepayment) that the Company does not intend to make such payment, the Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Lender its share of such payment. If and to the extent that the Company has not made any such payment to the Agent, each Lender which received a share of such payment shall repay such share (or the relevant portion thereof) to the Agent forthwith on demand. With respect to all payments other than Same Day Prepayments, if and to the extent such Lender does not so repay the Agent on demand, (i) the Agent shall be entitled to retain all interest payments paid by the Company allocable to such Lender’s Pro Rata Share of such payment for the period from the time such Lender was required to so repay the Agent until such Lender actually pays the Agent such amount or the amount of such repayment is indefeasibly paid to the Agent by the Company and (ii) such Lender agrees to pay to the Agent forthwith upon demand the greater of (x) all reasonable and actual costs incurred by the Agent as a result of such failure to repay and (y) interest on such amount for the Agent’s account, for each day from the date such Lender was required to so repay such amount to the Agent until the date such amount is paid, at a rate per annum equal to the Federal Funds Rate from time to time in effect. Nothing set forth in this clause (b) shall relieve the Company of any obligation it may have to make any payment hereunder.

(c) The Agent may always assume that the Company has made each Same Day Prepayment on the Business Day upon which the notice of the Same Day Prepayment was received by the Agent and may, in reliance upon such assumption, make available to each Lender its share of such Same Day Prepayment. With respect to each Same Day Prepayment that is not made by the Company on the same Business Day as the Agent received the notice of such Same Day Prepayment, (i) each Lender which received a share of such Same Day Prepayment shall repay such share to the Agent forthwith on demand, (ii) the Agent shall be entitled to retain all interest payments paid by the Company allocable to such Lender’s Pro Rata Share of such payment for the period from the Business Day that the Agent received the notice of such Same Day Prepayment until such Lender actually pays the Agent such amount or the amount of such Same Day Prepayment is indefeasibly paid to the Agent by the Company and (iii) such Lender agrees to pay to the Agent forthwith upon demand the greater of (x) all reasonable and actual costs incurred by the Agent as a result of such failure to repay and (y) interest on its Pro Rata Share of such Same Day Prepayment, for the Agent’s account, for each day from the date that such Lender was required to so repay the Agent until the date such amount is paid, at a rate per annum equal to the federal Funds Rate from time to time in effect. Nothing set forth in this clause (c) shall relieve the Company of any obligation it may have to make any payment hereunder.
SECTION 13. GENERAL.
13.1 Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, the Lenders authorize the Agent to act within its discretion (and without notice to or the consent of any Lender) to waive or forbear on behalf of all Lenders any noncompliance by the Company (other than a waiver of, or forbearance with respect to, any Event of Default under Section 11.1.4) with this Agreement (provided that no such waiver shall be for a period in excess of 60 days). No amendment, modification, waiver or consent shall increase or extend any Commitment of any Lender without the written consent of such Lender. No amendment, modification, waiver or consent shall (i) amend, modify or waive Section 7.5, (ii) increase the Revolving Commitment Amount or the L/C Commitment Amount, (iii) extend the date for payment of any principal of or interest on the Loans, any reimbursement obligation with respect to any Letter of Credit or any fees payable hereunder, (iv) reduce the principal amount of any Loan, the rate of interest thereon, any reimbursement obligation with respect to any Letter of Credit or any fees payable hereunder, (v) release all or a substantial number of the guarantors from the Guaranty or all or any substantial part of the collateral granted under the Collateral Documents, (vi) amend or modify Section 9.6.1 or Section 9.6.2 so as to reduce the minimum financial ratios set forth therein, (vii) amend or modify Section 9.6.3 or Section 9.6.4 so as to increase the maximum financial ratios set forth therein, (viii) amend or modify Section 9.6.5, (ix) amend, modify or waive Section 11.1.2 to the extent such Section expressly refers to Floor Plan Financings, (x) amend, modify or waive Section 6.3 or (xi) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Lenders. The Agent shall not execute any material amendment, modification or waiver of, or material consent with respect to, any provision of the Guaranty or any Collateral Document unless the same shall be approved in writing by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No provision of Section 12 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.
13.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
13.3 Notices. Except as otherwise provided in Section 2.2 and in the last paragraph of Section 9.1, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 13.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and mechanical confirmation of such transmission has been received; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
13.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Section 9 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Section 9 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

13.5 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.
13.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Lender after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent and the Lenders harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company’s auditors in connection with any reasonable exercise by the Agent and the Lenders of their rights pursuant to Section 9.2. All obligations provided for in this Section 13.6 shall survive repayment of the obligations hereunder, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
13.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.
13.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
13.9 Assignments; Participations.
13.9.1 Assignments. Any Lender may, with the prior written consents of the Issuing Lender and the Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Lender to one of its Affiliates or to any other Lender), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”) all or any fraction of such Lender’s Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loans and Commitments) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Lender’s Pro Rata Share of the Revolving Commitment Amount and the L/C Commitment Amount and (ii) $25,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Section (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts), (b) no assignment and delegation may be made to any Person that does not assign and delegate to such Person an equal Pro Rata Share of the Revolving Commitment Amount and all Revolving Loans and Term Loans and the L/C Commitment Amount and all Letters of Credit, (c) if, after giving effect to any assignment by the Agent, the Agent’s Pro Rata Share would be less than the Pro Rata Share of any other Lender, the Agent shall give each such Lender 60 days’ prior written notice of such assignment and (d) the Company and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:
(x) five Business Days (or such lesser period of time as the Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Lender and the Assignee,

(y) the assigning Lender and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit G (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and
(z) except in the case of an assignment by a Lender to one of its Affiliates or another Lender, the assigning Lender or the Assignee shall have paid the Agent a processing fee of $3,500.
From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after the effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee) a new Note (unless the Assignee was already a holder of a Note immediately prior to such effectiveness). Each such Note shall be dated the effective date of such assignment. Accrued interest on that part of the obligations being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the obligations not being assigned shall be paid to the assigning Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 13.9.1 shall be null and void.
Notwithstanding the foregoing provisions of this Section 13.9.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).
13.9.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitments of such Lender, the interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 13.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 than would have been paid to the participating Lender if no participation had been sold).

13.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
13.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.
13.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.
13.13 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of the Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, except for any such Indemnified Liabilities arising on account of the applicable Lender Party’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 13.13 shall survive repayment of the obligations hereunder, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

13.14 Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Company. Neither the Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
13.15 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
13.17 Confidentiality. Each Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary, or by the Agent on the Company’s or any Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary, except to the extent such information was or becomes generally available to the public other than as a result of disclosure by such Lender or was or becomes available on a non-confidential basis from a source other than the Company (provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such Lender); provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which such Lender is subject or in connection with an examination of such Lender by any such authority, (B) pursuant to subpoena or other court process, when required to do so in accordance with the provisions of any applicable requirement of law, (C) to the extent reasonably required in connection with any litigation or proceeding to which the Agent or any Lender or any of their respective Affiliates may be party, (D) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (E) to such Lender’s independent auditors and other professional advisors, (F) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder, (G) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate, (H) to its Affiliates and (I) to any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued to such Lender.

Delivered at Detroit, Michigan as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By: Title:	/s/ Robert O’Shaughnessy Executive Vice President – Finance & CFO

DCFS USA LLC, as Agent, as Issuing Lender and as a Lender

By:	/s/ Michele Nowak

Title:	Credit Director – National Accounts

TOYOTA MOTOR CREDIT CORPORATION, as a Lender

By:	/s/ Mark Doi

Title:	National Dealer Credit Manager

EXHIBIT A
FORM OF
NOTE
                    , 200_
Detroit, Michigan
The undersigned, for value received, promises to pay to the order of                      (the “Lender”) at the principal office of DCFS USA LLC (the “Agent”) in Farmington Hills, Michigan the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.
The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Third Amended and Restated Credit Agreement, dated as of October 30, 2008 (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.
This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

PENSKE AUTOMOTIVE GROUP, INC.

By:

Title:

Schedule attached to Note dated                     , 200__  of PENSKE AUTOMOTIVE GROUP, INC. payable to the order of                     .

Date and	Date and		Unpaid
Amount of	Amount of	Maturity	Principal	Notation
Loan	Repayment	Date	Balance	Made by

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

To:	DCFS USA LLC, as Agent
Please refer to the Third Amended and Restated Credit Agreement dated as of October 30, 2008 (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Penske Automotive Group, Inc. (the “Company”), various financial institutions and DCFS USA LLC, as agent (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
I.	Reports. Enclosed herewith is a copy of the annual audited/quarterly report of the Company as at , 20___ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.	Financial Tests. The Company hereby certifies and warrants to you that the financial ratios and/or financial restrictions set forth on Schedule 1 attached hereto are true and correct computations as at the Computation Date.

III.	Current Assets Commitment Amount. The Company hereby elects [not] to include a Current Assets Commitment Amount [of $ ] in the applicable financial ratios and/or financial restrictions set forth on Schedule 1 attached hereto.

IV.	Foreign Acquisitions and Foreign Investments. The Company further certifies to you that:
1. the total amount of all consideration paid for all Foreign Acquisitions made by the Company and its Domestic Subsidiaries during the period covered by this compliance certificate (including cash and noncash purchase price, noncompetition payments, earnout payments, debt assumption and other similar consideration) was $                    ; and
2. the aggregate amount of all Foreign Investments by the Company and its Domestic Subsidiaries made during the period covered by this compliance certificate was $                    .
V.	No Default. The officer signing this certificate has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer on                     , 20___.

PENSKE AUTOMOTIVE GROUP, INC.

By:

Title:

2

Date:__________________ For the fiscal quarter/year ended _________________
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)
I. Current Ratio (Section 9.6.1)

	A.	Consolidated Current Assets [(including the Current Assets Commitment Amount (item I.A.3. below))]:				$

		1.	Maximum Availability:			$

		2.	Specified Current Assets Commitment Amount:			$

		3.	Current Assets Commitment Amount (the lesser of 1 and 2):			$ ]

	B.	Consolidated Current Liabilities [(including the Current Assets Commitment Amount (item I.A.3 above))]:				$

	C.	Ratio of A to B:				______: 1.0

	D	Permitted Ratio of A to B:				Not less than 1.00:1.0.

II.	Fixed Charge Coverage Ratio (Section 9.6.2)

	A.	EBITDAR:

		1.	EBITDA:

			a.	Consolidated Net Income:		$

			b.	PLUS

				(i)	Interest Expense:	$

				(ii)	income tax expense:	$

				(iii)	depreciation and amortization:	$

				(iv)	minority interest:	$

				(v)	franchise taxes:	$

				Total additions:		$

			EBITDA (result of a plus b):			$

		2.	Rental Expense:			$

		3.	EBITDAR (result of 1 plus 2):			$

3

	B.	Capital Expenditures (other than, without duplication, Acquisition Capital Expenditures and Financed Capital Expenditures):		$

	C.	Result of A minus B:		$

	D.	Sum of:

		1.	Interest Expense to the extent paid in cash:	$

		2.	Rental Expense:	$

		3.	income tax expense of the Company and its Subsidiaries to the extent paid in cash:	$

		4.	scheduled payments of principal of Debt for the Company and its Subsidiaries:	$

		5.	Total:	$

	E.	Ratio of C to D.5:		_______:1.0

	F.	Permitted Ratio of C to D.5:		Not less than 1.00:1.0.

III.	Ratio of Non-Floorplan Debt to Stockholders’ Equity (Section 9.6.3)

	A.	Debt of the Company and its Subsidiaries [(including the Current Assets Commitment Amount (item I.A.3))]:		$

	B.	LESS:

		1.	contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or a Subsidiary):	$

		2.	Hedging Obligations:	$

		3.	Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries:	$

			Total subtractions:	$

4

	C.	Funded Debt (result of A minus B):		$

	D.	LESS:

		1.	Debt under Floor Plan Financings:	$

		2.	Real Estate Debt:	$

			Total subtractions:	$

	E.	Result of C minus D:		$

	F.	1.	Stockholders’ Equity of the Company:	$

plus

		2.	Impairments to goodwill or franchise value:	$

		Sum of F.1 plus F.2:		$

	G.	Ratio of E to F:		_____ to 1.0

	H.	Permitted Ratio of E to F:		Not greater than 1.3 to 1.0

IV.	Funded Debt to EBITDA Ratio (Section 9.6.4)

	A.	Funded Debt (item III. C above):		$

	B.	LESS:

		1.	Debt under Floor Plan Financings:	$

		2.	Real Estate Debt:	$

		3.	Subordinated Debt:	$

			Total subtractions:	$

	C.	Result of A minus B:		$

	D.	EBITDA (item II.A.1 above, subject to pro forma adjustment for Acquisitions):		$

	E.	Ratio of C to D:		_____ to 1.0

	Permitted Ratio of C to D:			Not greater than 2.5:1.0

V.	Working Capital. Each Subsidiary of the Company maintains such level of working capital as is necessary to satisfy the requirements of such Subsidiary’s Dealer Agreements.			[YES/NO]

5

EXHIBIT G
FORM OF
ASSIGNMENT AGREEMENT
Date:

To:	Penske Automotive Group, Inc.
and
DCFS USA LLC, as Agent
Re: Assignment under the Credit Agreement referred to below
Gentlemen and Ladies:
Please refer to Section 13.9.1 of the Third Amended and Restated Credit Agreement dated as of October 30, 2008 (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Penske Automotive Group, Inc. (the “Company”), various financial institutions and DCFS USA LLC, as agent (in such capacity, the “Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
                     (the “Assignor”) hereby sells and assigns to                      (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to     % of all of the Loans, of the participation interests in the Letters of Credit and of the Commitments, such sale, purchase, assignment and assumption to be effective as of                     , 20___, or such later date on which the Company and the Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Pro Rata Share for purposes of the Credit Agreement will be as set forth opposite their names on the signature pages hereof.
The Assignor hereby instructs the Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.
The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the initial Loans thereunder. The Assignee acknowledges and agrees that it (i) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Commitment been granted and its Loans been made directly to, and the Letters of Credit been issued by the Assignee for the account of, the Company without the intervention of the Agent, the Assignor or any other Lender and (ii) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent nor the Assignor has made any representation or warranty about the creditworthiness of the Company or any other party to the Credit Agreement or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor. This assignment shall be made without recourse to the Assignor.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.
The Assignee represents and warrants to the Company and the Agent that, as of the date hereof, the Company will not be obligated to pay any greater amount under Section 7.6 of the Credit Agreement than the Company is obligated to pay to the Assignor under such Section. [The Assignee has delivered, or is delivering concurrently herewith, to the Company and the Agent the forms required by Section 7.6 of the Credit Agreement.] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR A STATE THEREOF.]
Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:
(a)	the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto; and

(b)	the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.
The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:
(A)	Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:
Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = ___%	[ASSIGNEE]

By:

Title:

Adjusted Percentage = ____%	[ASSIGNOR]

By:

Title:

ACKNOWLEDGED AND CONSENTED TO this ____ day of ________, 20__

DCFS USA LLC, as Agent

By:

Title:

ACKNOWLEDGED AND CONSENTED TO this ____ day of ______________, 20__

PENSKE AUTOMOTIVE GROUP, INC.

By:

Title:

EXHIBIT H
October 30, 2008
DCFS USA LLC, as Agent
and the other parties
to the Third Amended and Restated Credit Agreement
referred to below
27777 Inkster Road
CIMS 405-23-05
Farmington Hills, Michigan 48334
Attn: Michele Nowak
Re: Reaffirmation of Loan Documents
Ladies and Gentlemen:
Please refer to:
(a) The Second Amended and Restated Security Agreement dated as of September 8, 2004 (the “Security Agreement”) among Penske Automotive Group, Inc. (formerly known as United Auto Group, Inc.; the “Company”), its subsidiaries and DCFS USA LLC in its capacity as Agent (in such capacity, the “Agent”);
(b) The Guaranty dated as of October 8, 1999 (as heretofore amended, the “Guaranty”) executed in favor of the Agent and various other parties by all Domestic Subsidiaries of the Company; and
(c) The Pledge Agreement dated as of October 8, 1999 (as heretofore amended, the “Pledge Agreement”) executed by the Company and certain of its Domestic Subsidiaries.
Capitalized terms not otherwise defined herein will have the meanings given in the Credit Agreement referred to below.
The Security Agreement, the Guaranty and the Pledge Agreement are collectively referred to herein as the “Loan Documents”.

Each of the undersigned acknowledges that the Company, the Lenders and the Agent have executed the Third Amended and Restated Credit Agreement dated as of October 30, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Each of the undersigned hereby confirms that each Loan Document to which such undersigned is a party remains in full force and effect after giving effect to the Credit Agreement and that, upon such effectiveness of the Credit Agreement, all references in such Loan Document to the “Credit Agreement” shall be references to the Credit Agreement as defined in this letter agreement.
This letter agreement may be signed in counterparts and by the various parties as herein on separate counterparts. This letter agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
[Signatures Follow]

2

ATLANTIC AUTO FUNDING CORPORATION
ATLANTIC AUTO SECOND FUNDING CORPORATION
ATLANTIC AUTO THIRD FUNDING CORPORATION
AUTO MALL PAYROLL SERVICES, INC.
BRETT MORGAN CHEVROLET-GEO, INC.
CJNS, LLC
CLASSIC AUTO GROUP, INC.
CLASSIC IMPORTS, INC.
CLASSIC MANAGEMENT COMPANY, INC.
CLASSIC TURNERSVILLE, INC.
COVINGTON PIKE DODGE, INC.
CYCLE HOLDINGS, LLC
DAN YOUNG CHEVROLET, INC.
DIFEO PARTNERSHIP, LLC
EUROPA AUTO IMPORTS, INC.
FLORIDA CHRYSLER-PLYMOUTH, INC.
FRN of TULSA, LLC
GENE REED CHEVROLET, INC.
GMG MOTORS, INC.
GOODSON NORTH, LLC
GOODSON PONTIAC GMC, LLC
GOODSON SPRING BRANCH, LLC
HBL, LLC
HT AUTOMOTIVE, LLC
JS IMPORTS, LLC
KMPB, LLC
KMT/UAG, INC.
LANDERS AUTO SALES, LLC
LANDERS BUICK-PONTIAC, INC.
LANDERS FORD NORTH, INC.
LANDERS UNITED AUTO GROUP NO. 2, INC.
LATE ACQUISITION I, LLC
LATE ACQUISITION II, LLC
LMNS, LLC
LRP, LTD.
MICHAEL CHEVROLET-OLDSMOBILE, INC.
MOTORCARS ACQUISITION II, LLC
MOTORCARS ACQUISITION III, LLC
MOTORCARS ACQUISITION IV, LLC
MOTORCARS ACQUISITION V, LLC
MOTORCARS ACQUISITION VI, LLC

MOTORCARS ACQUISITION, LLC
PAG AUSTIN H1, LLC
PAG AUSTIN S1, LLC
PAG CLOVIS T1, INC.
PAG LONG ISLAND L1, LLC
PAG LONG ISLAND M1, LLC
PAG MICHIGAN S1, LLC
PAG MICHIGAN HOLDINGS, LLC
PAG NORTH SCOTTSDALE BE, LLC
PAG TURNERSVILLE AU, LLC
PAG SAN DIEGO M1, LLC
PAG WEST, LLC
PALM AUTO PLAZA, LLC
PEACHTREE NISSAN, INC.
PENSKE DIRECT, LLC
PENSKE WHOLESALE OUTLET, LLC
PMRC, LLC
RELENTLESS PURSUIT ENTERPRISES, INC.
SA AUTOMOTIVE, LTD.
SAU AUTOMOTIVE, LTD.
SCOTTSDALE 101 MANAGEMENT, LLC
SCOTTSDALE FERRARI, LLC
SCOTTSDALE JAGUAR, LTD.
SCOTTSDALE MANAGEMENT GROUP, LTD.
SCOTTSDALE PAINT & BODY, LLC
SIGMA MOTORS INC.
SK MOTORS, LLC
SL AUTOMOTIVE, LLC
SMART USA DISTRIBUTOR, LLC
SOMERSET MOTORS, INC.
SUN MOTORS, LLC
TRI-CITY LEASING, INC.
TURNERSVILLE AUTO OUTLET, LLC
UAG ATLANTA H1, LLC
UAG ATLANTA IV MOTORS, INC.
UAG ARKANSAS FLM, LLC
UAG CAPITOL, INC.
UAG CAROLINA, INC.
UAG CENTRAL NJ, LLC
UAG CENTRAL REGION MANAGEMENT, LLC
UAG CHANTILLY AU, LLC
UAG CHCC, INC.
UAG CHEVROLET, INC.
UAG CLASSIC, INC.

UAG CLOVIS, INC.
UAG CONNECTICUT I, LLC
UAG CONNECTICUT, LLC
UAG DULUTH, INC.
UAG EAST, LLC
UAG ESCONDIDO A1, INC.
UAG ESCONDIDO H1, INC.
UAG ESCONDIDO M1, INC.
UAG FAIRFIELD CA, LLC
UAG FAIRFIELD CM, LLC
UAG FAIRFIELD CP, LLC
UAG FAYETTEVILLE I, LLC
UAG FAYETTEVILLE II, LLC
UAG FAYETTEVILLE III, LLC
UAG FINANCE COMPANY, INC.
UAG GD, LTD.
UAG GN, LTD.
UAG GP, LTD.
UAG GRACELAND II, INC.
UAG GW, LTD.
UAG HOUSTON ACQUISITION, LTD.
UAG HUDSON, INC.
UAG HUDSON CJD, LLC
UAG INTERNATIONAL HOLDINGS, INC.
UAG KISSIMMEE MOTORS, INC.
UAG LANDERS SPRINGDALE, LLC
UAG LOS GATOS, INC.
UAG MARIN, INC.
UAG MEMPHIS II, INC.
UAG MEMPHIS IV, INC.
UAG MEMPHIS MANAGEMENT, LLC
UAG MENTOR ACQUISITION, LLC
UAG MICHIGAN CADILLAC, LLC
UAG MICHIGAN H1, LLC
UAG MICHIGAN H2, LLC
UAG MICHIGAN PONTIAC-GMC, LLC
UAG MICHIGAN T1, LLC
UAG MICHIGAN TMV, LLC
UAG MINNEAPOLIS B1, LLC
UAG NANUET I, LLC
UAG NANUET II, LLC
UAG NEVADA LAND, LLC
UAG NORTHEAST BODY SHOP, INC.
UAG NORTHEAST, LLC
UAG OLDSMOBILE OF INDIANA, LLC
UAG/PFS, INC.

UAG PHOENIX VC, LLC
UAG REALTY, LLC
UAG ROYAL PALM, LLC
UAG ROYAL PALM M1, LLC
UAG SAN DIEGO A1, INC.
UAG SAN DIEGO H1, INC.
UAG SAN DIEGO JA, INC.
UAG SOUTHEAST, INC.
UAG SPRING, LLC
UAG STEVENS CREEK II, INC.
UAG SUNNYVALE, INC.
UAG TEXAS II, INC.
UAG TEXAS, LLC
UAG TULSA HOLDINGS, LLC
UAG TURNERSVILLE MOTORS, LLC
UAG TURNERSVILLE REALTY, LLC
UAG VK, LLC
UAG WEST BAY AM, LLC
UAG WEST BAY FM, LLC
UAG WEST BAY IA, LLC
UAG WEST BAY IAU, LLC
UAG WEST BAY IB, LLC
UAG WEST BAY II, LLC
UAG WEST BAY IL, LLC
UAG WEST BAY IM, LLC
UAG WEST BAY IP, LLC
UAG WEST BAY IV, LLC
UAG WEST BAY IW, LLC
UAG YOUNG II, INC.
UAG-CARIBBEAN, INC.
PETER PAN MOTORS, INC.
UNITED AUTO LICENSING, LLC
UNITEDAUTO SCOTTSDALE PROPERTY HOLDINGS, LLC
UNITED AUTOCARE PRODUCTS, LLC
UNITED NISSAN, INC., A GEORGIA CORPORATION
UNITED NISSAN, INC., A TENNESSEE CORPORATION
UNITED RANCH AUTOMOTIVE, LLC
UNITEDAUTO DODGE OF SHREVEPORT, INC.
UNITEDAUTO FIFTH FUNDING INC.
UNITEDAUTO FINANCE INC.
UNITEDAUTO FOURTH FUNDING INC.
WEST PALM AUTO MALL, INC.

WEST PALM NISSAN, LLC
WEST PALM S1, LLC
WESTBURY SUPERSTORE, LTD.
WTA MOTORS, LTD.
YOUNG MANAGEMENT GROUP, INC.
UNITED FORD NORTH, LLC
UNITED FORD BROKEN ARROW, LLC
DEALER ACCESSORIES, LLC
UAG WEST BAY IN, LLC
UAG SAN DIEGO AU, INC.
UAG SAN DIEGO MANAGEMENT, INC.

By:
Title: Assistant Treasurer

CLASSIC MOTOR SALES, LLC CLASSIC ENTERPRISES, LLC
By:	Penske Automotive Group, Inc. Member
By:
Title: Executive Vice President – Finance

CLASSIC NISSAN OF TURNERSVILLE, LLC
By:	Classic Management Company, Inc. Member

By:
Title: Assistant Treasurer

YOUNG AUTOMOTIVE HOLDINGS, LLC DAN YOUNG MOTORS, LLC
By:	DAN YOUNG CHEVROLET, INC. Member

By:
Title: Assistant Treasurer

SHANNON AUTOMOTIVE, LTD.
By:	UAG TEXAS, LLC a general partner

By:
Title: Treasurer

UAG CITRUS MOTORS, LLC
By:	Penske Automotive Group, Inc. Member

By:
Title: Executive Vice President - Finance

PAG EAST, LLC D. YOUNG CHEVROLET, LLC
By:	Penske Automotive Group, Inc., Member

By:
	Title:	Executive Vice President — Finance

NATIONAL CITY FORD, INC. CENTRAL FORD CENTER, INC.
By:
Title: Assistant Treasurer

COUNTY AUTO GROUP PARTNERSHIP
DANBURY AUTO PARTNERSHIP
DIFEO CHRYSLER PLYMOUTH JEEP    EAGLE PARTNERSHIP
DIFEO HYUNDAI PARTNERSHIP
DIFEO LEASING PARTNERSHIP
DIFEO NISSAN PARTNERSHIP
DIFEO TENAFLY PARTNERSHIP
HUDSON MOTOR PARTNERSHIP
OCT PARTNERSHIP
SOMERSET MOTORS PARTNERSHIP
By:	DIFEO PARTNERSHIP, LLC a general partner

By:
Title: Assistant Treasurer

TAMBURRO ENTERPRISES, INC. CLASSIC SPECIAL ADVERTISING, INC. CLASSIC SPECIAL AUTOMOTIVE GP, LLC CLASSIC SPECIAL, LLC

By:
Title: Assistant Treasurer

CLASSIC SPECIAL AUTOMOTIVE, LTD.
By:	Classic Special Automotive GP, LLC General Partner

By:
Title: Assistant Treasurer

CLASSIC SPECIAL HYUNDAI, LTD. HILL COUNTRY IMPORTS, LTD. CLASSIC OLDSMOBILE PONTIAC-GMC, LTD.
By:	Classic Special, LLC

By:
Title: Assistant Treasurer

PAG ORLANDO LIMITED, INC. PAG ORLANDO GENERAL, INC.

By:
Title: Assistant Treasurer

PAG ORLANDO PARTNERSHIP, LTD.
By:	PAG Orlando General, Inc. General Partner

By:
Title: Assistant Treasurer

ACKNOWLEDGED AND AGREED
as of the date first written above

DCFS USA LLC, as Agent
By:
Title:

EXHIBIT I
SUBORDINATION PROVISIONS APPLICABLE TO
SUBORDINATED DEBT
The indebtedness evidenced by the subordinated notes shall at all times be wholly subordinate and junior in right or payment to any and all Superior Indebtedness (as defined below) in the manner and with the force and effect hereafter set forth:
(a) In the event of any liquidation, dissolution or winding up of Penske Automotive Group, Inc. (the “Company”), or of any execution sale, receivership, insolvency, bankruptcy, reorganization or other similar proceeding relative to the Company or its property, all principal, interest, fees, reimbursement obligations and other amounts owing on all Superior Indebtedness shall first be paid in full before any payment is made upon the indebtedness evidenced by the subordinated notes; and in any such event any payment or distribution of any kind or character, whether in cash, property or securities (other than in securities or other evidences of indebtedness, the payment of which is subordinated to the same extent as the indebtedness evidenced hereby to the payment of all Superior Indebtedness which may at the time be outstanding) which shall be made upon or in respect of the subordinated notes shall be paid over to the holders of such Superior Indebtedness, pro rata, for application in payment thereof until such Superior Indebtedness shall have been paid or satisfied in full.
(b) During the continuance of any default in any agreement pursuant to which any Superior Indebtedness is issued which arises from the failure to pay when due (whether by acceleration or otherwise) any principal of, premium, if any, interest on, fees or other amounts in respect of such Superior Indebtedness (a “Superior Payment Default”), no payment of principal, premium or interest shall be made on the subordinated notes if either (i) notice in writing of such default has been given to the Company by any holder or holders of any Superior Indebtedness or (ii) judicial proceedings shall be pending in respect of such default.
(c) During the continuance of any event of default or unmatured event of default in any agreement pursuant to which any Superior Indebtedness is issued other than a Superior Payment Default (a “Superior Non-Payment Default”) as to which the Company has received notice in writing from any holder or holders of Superior Indebtedness, no payment of principal, premium or interest shall be made on the subordinated notes for a period (each, a “Payment Blockage Period”) commencing on the date of receipt by the Company of such notice and terminating on the earliest to occur of the following dates: (i) the date of acceleration of the Superior Indebtedness, (ii) 180 days after the Company’s receipt of such written notice, (iii) the date such Superior Non-Payment Default shall have been cured or waived, or shall have ceased to exist, (iv) the date the Superior Indebtedness shall have been discharged or paid in full in cash or (v) the date such Payment Blockage Period shall have been terminated by written notice to the Company from the holder or holders of Superior Indebtedness initiating such Payment Blockage Period, after which, in the case of clauses (ii), (iii), (iv) and (v), the Company shall resume making payments in respect of the subordinated notes, unless clause (a) or (b) above is then applicable.

(d) If the subordinated notes are declared or become due and payable because of the occurrence of any default thereunder or under the agreement or instrument under which they are issued or otherwise at the option of the Company, under circumstances when clause (a) above shall not be applicable, the holders of the subordinated notes shall not be entitled to payments until sixty (60) days after such event and then only if such payment is permitted under clauses (a) and (b) above.
(e) The holder of each subordinated note undertakes and agrees for the benefit of each holder of Superior Indebtedness to execute, verify, deliver and file any proof of claim, consent, assignment or other instrument which any holder of Superior Indebtedness may at any time require in order to prove and realize upon any right or claim pertaining to the subordinated notes and to effectuate the full benefit of the subordination contained herein; and upon failure of the holder of any subordinated note so to do any such holder of Superior Indebtedness shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of such note to execute, verify, deliver and file any such proof of claim, consent, assignment or other instrument.
(f) No right of any holder of any Superior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company or any holder of Superior Indebtedness, or by any non-compliance by the Company with any term, provision or covenant of the subordinated notes or the agreement under which they are issued, regardless of any knowledge thereof that any such holder of Superior Indebtedness may have or be otherwise charged with.
(g) The Company agrees, for the benefit of the holders of Superior Indebtedness, that in the event that any subordinated note is declared due and payable before its expressed maturity because of the occurrence of a default thereunder or under the agreement under which it was issued, the Company will give prompt notice in writing of such happening to the holders of Superior Indebtedness.
(h) “Superior Indebtedness” means (a) all obligations of the Company under or in connection with the Third Amended and Restated Credit Agreement, dated as of October 30, 2008 among the Company, various financial institutions and DCFS USA LLC (“DCFS”), as agent (as amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”), whether for principal, interest (including any interest that would accrue but for the filing of a petition initiating any bankruptcy, insolvency or like proceeding, whether or not such interest is an allowed claim enforceable against the debtor), fees, expenses or otherwise and (b) all other obligations of the Company to DCFS, howsoever arising or evidenced.